Filed Pursuant to Rule 424(b)(5)
Registration File No. 333-169136

Prospectus supplement
(To Prospectus dated September 9, 2010)

4,000,000 shares

Common shares

We are offering 4,000,000 common shares.

Our common shares trade on The NASDAQ Global Market under the symbol “QDEL”. On January 5, 2011, the closing price of our common shares on The NASDAQ Global Market was $14.43 per share.

As part of this offering, the underwriter is selling 475,000 of our common shares to one of our directors, who is also a principal stockholder, at the public offering price.

		Underwriting	Proceeds to
	Price to	discounts and	us, before
	public	commissions(1)	expenses(1)

Per share	$13.15000	$0.72325	$12.42675
Total	$52,600,000	$2,169,750	$50,430,250

(1)	The underwriter will not receive any underwriting discount or commission on the sale of 1,000,000 common shares to certain of our existing stockholders and board members.

We have granted the underwriter an option for a period of up to 30 days from the date of this prospectus supplement to purchase up to 600,000 additional common shares at the public offering price less the underwriting discounts and commissions to cover over-allotments, if any.

Investing in our common shares involves risks. See “Risk factors” beginning on page S-12 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares on or about January 11, 2011.

Sole book-running manager

J.P. Morgan

January 6, 2011

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common shares by us and also adds to and updates the information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, dated September 9, 2010, which gives more information about us and the types of securities that we may issue, some of which does not apply to this offering.

You should rely only upon the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus, or contained in any free writing prospectus that we or the underwriter provide you in connection with this offering. We have not authorized anyone to give any information or make any representation about us that is different from or in addition to the information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we or the underwriter provide you in connection with this offering or in any of the materials that we have incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Incorporation of certain documents by reference.” Therefore, if anyone gives you information of this sort, you should not rely on it as authorized by us. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this prospectus supplement and the accompanying prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus supplement and the accompanying prospectus does not extend to you.

Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date on the front cover of this prospectus supplement or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information. Our business, financial condition, results of operations and prospects may have changed since those dates. In the case of inconsistencies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement will control.

S-ii

Prospectus supplement summary

The following summary highlights selected information about us and this offering and does not contain all the information that is important to you. We encourage you to read this prospectus supplement, the accompanying prospectus and any free writing prospectus that we or the underwriter provide you in connection with this offering in their entirety, including the information set forth under “Risk factors,” and the documents incorporated by reference in this prospectus supplement under “Incorporation of certain documents by reference.” In addition, certain statements in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and any free writing prospectus that we or the underwriter provide you in connection with this offering are forward-looking statements, which involve risks and uncertainties. See “Forward-looking statements.”

Unless otherwise noted, or the context otherwise requires, the terms the “Company,” “we,” “us” and “our” refer collectively to Quidel Corporation and its subsidiaries.

The company

Business overview

We have a leadership position in the development, manufacturing and marketing of rapid diagnostic testing solutions. These diagnostic testing solutions primarily include applications in infectious diseases, women’s health and gastrointestinal diseases. We sell our products directly to end users and distributors, in each case, for professional use in physician offices, hospitals, clinical laboratories, reference laboratories, leading universities, retail clinics and wellness screening centers. We market our products in the U.S. through a network of national and regional distributors, and a direct sales force. Internationally, we sell and market primarily in Japan and Europe through distributor arrangements.

We commenced our operations in 1979 and launched our first products, dipstick-based pregnancy tests, in 1983. Since such time, our product base and technology platforms have expanded through internal development and acquisitions of other products, technologies and companies. Our diagnostic solutions aid in the detection and diagnosis of many critical diseases and other medical conditions, including infectious diseases, women’s health, autoimmune diseases, bone health, thyroid diseases, and fecal occult blood. In February 2010, we expanded our operations through the acquisition of Diagnostic Hybrids, Inc., or DHI, a privately-held, in vitro diagnostics, or IVD, company, based in Athens, Ohio. DHI is a market leader in the manufacturing and commercialization of U.S. Food and Drug Administration, or FDA, cleared direct fluorescent IVD assays used in hospital and reference laboratories for a variety of diseases, including certain viral infections and thyroid diseases.

Business Strategy

Our primary objective is to create shareholder value by building a broader-based diagnostic company, with products in market segments in which we have significant expertise and know-how.

Our diagnostic testing solutions are designed to provide specialized results that serve a range of customers, by addressing varying requirements of reduced cost, increased test accuracy and reduced time to result, thus creating a diagnostic continuum in the IVD market. Our current approach to address this diagnostic continuum relative to our strategy is comprised of three parts:

•	lateral flow immunoassay tests;

•	direct fluorescent assays (DFA) and culture-based tests; and

•	molecular diagnostic tests.

Our strategy to accomplish our primary objective includes the following:

•	leveraging our current infrastructure to develop and launch new lateral flow and DFA products;

•	developing a molecular diagnostics franchise; and

•	strengthening our position with distribution partners to gain more emphasis on our products in the United States and abroad.

Our current initiatives to execute this strategy include the following:

•	continue to focus our research and development efforts on three areas:

•	new proprietary product platform development,

•	the creation of improved products and new products for existing markets and unmet clinical needs, and

•	pursuit of collaborations with other companies for new and existing products and markets that advance our differentiated strategy;

•	provide clinicians with validated studies that encompass the clinical efficacy and economic efficiency of our diagnostic tests for the professional market;

•	continue to focus on strengthening our market and brand leadership in infectious diseases and women’s health by acquiring and/or developing and introducing clinically superior diagnostic solutions;

•	strengthening our direct sales force to create direct relationships with Integrated Delivery Networks, laboratories and hospitals, with a goal of driving growth through improved physician and laboratorian satisfaction;

•	support payer evaluation of diagnostic tests and establishment of favorable reimbursement rates;

•	continue to create strong global alliances to support our efforts to achieve leadership in key markets and expand our presence in emerging markets; and

•	further refine our manufacturing efficiencies and productivity improvements to improve profit, with continued focus on profitable products and markets and our effort to create a core competency in new product development.

Our key focus areas for product development in the near-term include the following:

•	Lateral flow immunoassay tests:

•	Florescent Immunoassay Reader: A small bench-top immunoassay analyzer that will employ an improved assay chemistry format for increased sensitivity and will provide an objective reading. The initial assays to be developed for this reader will be for infectious diseases and will provide qualitative results. The analyzer will be capable of providing both quantitative and qualitative results. In addition, the analyzer is being designed to have connectivity to electronic laboratory information systems, or LIS.

•	Direct fluorescent assays (DFA):

•	Direct Florescent Antibody Automation (Bobcat): An automated instrument that will reduce processing and provide an objective reading of direct fluorescent antibody slides. It is expected to significantly reduce the time and cost involved in interpreting liquid DFA Fastpoint samples. In addition, the instrument is being designed to have LIS connectivity.

•	Molecular diagnostic tests:

•	“Open box” molecular. Molecular diagnostic assays that will be capable of being performed on several current commercially available molecular platforms. The initial assays in development are for infectious diseases.

•	Non-Instrumented Molecular Assays (BioHelix). A handheld molecular diagnostic platform being developed with BioHelix. The initial assays in development are for infectious diseases, including hospital acquired infections.

Product development activities are inherently uncertain, and there can be no assurance that we will be able to obtain approval for any of these products, or if we obtain approval, that we will commercialize any of these products. In addition, we may terminate our development efforts with respect to one or more of these products at any time, including before or during clinical trials.

The overall market for in vitro diagnostics

Customers for IVD products are primarily centralized laboratories and physician offices and other decentralized non-institutional settings.

Centralized testing market

The centralized diagnostic testing process typically involves obtaining a specimen of blood, urine or other sample from the patient and sending the sample from the healthcare provider’s office or hospital unit to a central laboratory. In a typical visit to the physician’s office, after the patient’s test specimen is collected, the patient is usually sent home and receives the results of the test several hours or days later. The result of this process is that the patient may leave the physician’s office without confirmation of the diagnosis and the opportunity to begin potentially more effective immediate care.

Decentralized POC market

Point-of-care, or POC, testing for certain diseases has become an accepted adjunct to central laboratory and self-testing. The professional POC market is comprised of two general segments: decentralized testing in non-institutional settings, such as physicians’ offices, and hospital testing (e.g., emergency rooms and bedside).

•	Hospital POC testing is accepted and growing and is generally an extension of the hospital’s central laboratory. Hospitals in the U.S. have progressively sought to reduce the length of patient stays and, consequently, the proportion of cases seen as outpatients have increased. If the U.S. experience is representative of future trends, emergency departments and other critical care units such as intensive care units, operating rooms, trauma and cardiac centers are increasingly becoming the principal centers for the management of moderate and severe acute illness.

•	Out-of-hospital testing sites consist of physicians’ office laboratories, nursing homes, pharmacies, retail clinics and other non-institutional, ambulatory settings in which healthcare providers perform diagnostic tests.

This decentralized POC market encompasses a large variety of IVD products ranging from moderate-sized instrumented diagnostic systems serving larger group practices to single-use, disposable tests. We believe POC testing is increasing due to its clinical benefit, cost-effectiveness and patient satisfaction.

We believe that the growth in POC testing is in part due to evolving technological improvements creating high quality tests with laboratory accuracy and POC ease-of-use, which are capable of being granted a waiver under the Clinical Laboratory Improvement Amendments of 1988, or CLIA. A CLIA-waived test is defined as a simple laboratory test which employs methodologies that are so simple and accurate as to render the likelihood of erroneous results negligible and/or pose no reasonable risk of harm to the patient if the test is performed incorrectly. CLIA-waived tests may be used in physician office laboratories, as well as acute care, urgent care and hospital facilities as well as in the centralized testing market.

Products

We provide diagnostic testing solutions under various brand names, including the following: QuickVue®, QuickVue+®, Quidel®, MicroVuetm, FreshCellstm, D3 FastPointtm, Super E-Mixtm, ELVIS® and Thyretain®. Our diagnostic testing solutions address the following medical and wellness categories:

Infectious Diseases

QuickVue® Influenza.  Our QuickVue® influenza tests are rapid, qualitative tests for the detection of the viral antigens of influenza type A and B, the two most common types of the influenza virus. Our first QuickVue® influenza test received FDA clearance in September 1999, with commercialization beginning in December 1999. The FDA granted us the first CLIA waiver for an influenza test in October 2000. Our second generation test, the QuickVue® Influenza A+B test, which allows for the differential diagnosis of influenza type A and type B, received FDA clearance in September 2003 and a CLIA waiver in February 2004. In December 2005, we announced FDA clearance for several new claims for our QuickVue® Influenza A+B test, including 94% sensitivity for detecting type A influenza with nasal swabs versus culture and 90% specificity.

Group A Strep.  Our QuickVue® Strep A tests are intended for the rapid, qualitative detection of Group A Streptococcal antigen from throat swabs or confirmation of presumptive Group A Streptococcal colonies recovered from culture. The tests are to be used to aid in the diagnosis of Group A Streptococcal infection. Each year millions of people in the U.S. are tested for Group A Strep infections, commonly referred to as “strep throat.” Group A Streptococci are bacteria that typically cause illnesses such as tonsillitis and pharyngitis which, if left untreated, can progress to secondary complications. Our initial Strep A test, the QuickVue In-line® Strep A test, was the first rapid Strep A test to be granted a CLIA waiver, and we launched additional product offerings with the QuickVue®+ Strep A and the QuickVue® Dipstick Strep A tests in 1996 and 2001, respectively.

RSV Test.  Our QuickVue® RSV test is a rapid immunoassay for Respiratory Syncitial Virus, or RSV. The majority of upper respiratory tract infections in children are caused by viruses and RSV is generally recognized as a frequent agent responsible for these infections. We launched our first RSV test during the fourth quarter of 2006, and we received CLIA waiver in February 2008. In September 2010, we received 510(k) clearance for the sale of our QuickVue® RSV 10 test. QuickVue® RSV 10 detects the RSV antigen directly from nasopharyngeal swab and nasopharyngeal aspirate/wash specimens from symptomatic patients under the age of six. QuickVue® RSV 10 employs the identical test method and sample preparation of our QuickVue® Influenza A+B test, allowing for the use of the same nasopharyngeal patient specimen when testing for influenza or an RSV infection.

Multiplex Respiratory.  Our cell culture and direct florescent antibody detection, or DFA, solutions are used by reference laboratories, public health labs and acute care hospitals to detect seven major viral respiratory pathogens. Our proprietary cell culture platform R-Mixtm combined with our FDA cleared antibody kit D3® Ultratm DFA, detects Influenza A and B, RSV, Adenovirus and Parainfluenza types 1, 2 and 3, with turn-around times between 16 and 48 hours. The same D3® Ultra DFAtm antibody kit can also be used for direct specimen testing for those viruses with turn-around times in less than 90 minutes. In 2009, we introduced a new FDA cleared technology called D3® FastPointtm that detects eight viruses, with Human Metapnuemo Virus added to the testing menu. D3® FastPointtm provides laboratories, in a direct specimen testing format, the ability to produce virus identification in less than 25 minutes from specimen receipt.

General Virology.  We provide a wide variety of traditional cell lines, specimen collection devices, media and controls for use in laboratories that culture and test for human viruses. We provide cell-based products under the FreshCellstm brand in multiple different formats, including tubes, shell vials and multi-well plates.

Herpes and Herpes Family.  Our proprietary engineered cell culture system, ELVIS® HSV, is an FDA cleared and highly sensitive system for the isolation and detection of Herpes Simplex Virus, or HSV, types 1 and 2. Herpes is a widespread sexually transmitted infection with a HSV 2 prevalence rate of 16% of the population according to the Centers for Disease Control, or CDC. We also provide a multiplex cell culture solution using a propriety cell platform called HSV-Mixtm that is used to isolate HSV, Varicella Zoster Virus and Cytomegalovirus, all in the herpes family of viruses. Antibody detection and identification of each of these viruses can be performed with FDA cleared antibody products provided under the D3® DFA brand.

Women’s Health

Pregnancy.  Our QuickVue® pregnancy tests are used in both physicians’ office labs and acute care settings. In August 2010, we received 510(k) clearance for the sale of our RapidVue® hCG test which is a lateral flow pregnancy test. The early detection of pregnancy enables the physician and patient to institute proper care, helping to promote the health of both the woman and the developing embryo. Our QuickVue® and RapidVue® pregnancy tests are sensitive immunoassay tests for the qualitative detection of human Chorionic Gonoadotropin, or hCG, in serum or urine for the early detection of pregnancy.

Graves Disease.  Our FDA cleared bioassay called Thyretain® is used for the differential diagnosis of an autoimmune disease called Graves Disease. Graves Disease is caused by antibodies that stimulate the thyroid hormone receptors to create a hyperthyroid condition causing symptoms that include heart palpitations, unexplained weight loss, anxiety, depression and fatigue. Graves Disease is considered the most common autoimmune disorder in the U.S. according to an article published in the New England Journal of Medicine and it predominantly affects women. Thyretain® is sold to reference laboratories and select acute care hospitals and has been successfully deployed on automated testing platforms.

Chlamydia.  Our QuickVue® Chlamydia test is a lateral flow immunoassay for the rapid, qualitative detection of Chlamydia trachomatis from endocervical swab and cytology brush specimens. The test is intended for use as an aid in the presumptive diagnosis of Chlamydia trachomatis. Chlamydia trachomatis is responsible for the most widespread sexually transmitted disease in the U.S. Over one-half of infected women do not have symptoms and, if left untreated, Chlamydia trachomatis can cause sterility.

Bone Health.  Osteoporosis is a systemic skeletal disease characterized by low bone mass and deterioration of the micro-architecture of bone tissue, with a consequent increase in bone fragility and susceptibility to fractures. The risk for fracture increases exponentially with age. A key set of parameters in the monitoring of osteoporosis, both before and after therapy, are biochemical markers of bone metabolism. As a leader in the field of bone markers, we produce both clinical and research products for the assessment of osteoporosis and the evaluation of bone resorption/formation, which, including our metabolic bone markers, are used by physicians to monitor the effectiveness of therapy in pharmaceutical and related research.

Gastrointestinal Diseases

Immunoassay fecal occult blood, or iFOB.  Our QuickVue® iFOB test is a rapid, fecal immunochemical test, or FIT, intended to detect the presence of blood in stool specimens. Blood in the stool is an indication of a number of gastrointestinal disorders, including colorectal cancer. We launched our first iFOB test in late December 2005.

Enterovirus.  Enteroviruses reproduce initially in the gastrointestinal tract before spreading to other organs such as the nervous system, heart and skin. Enteroviruses can also infect the respiratory tract. Enteroviruses such as Coxsackievirus A16 are referred to as Hand Foot and Mouth disease and commonly affect infants and children. Our indirect fluorescent antibody, or IFA, products sold under the name Super E-Mixtm and D3 IFA Enterovirus kit are used by reference laboratories and acute care hospitals.

Helicobacter pylori, or H. pylori.  H. pylori is the bacterium associated with approximately 80% of patients diagnosed with peptic ulcers in the U.S. H. pylori is implicated in chronic gastritis and is recognized by the World Health Organization as a Class 1 carcinogen that may increase a person’s risk of developing stomach cancer. Once an H. pylori infection is detected, antibiotic therapy is administered to eradicate the organism and effect a cure of the ulcer. Our rapid test is a serological test that measures antibodies circulating in the blood caused by the immune response to the H. pylori bacterium. Our initial test was the first rapid H. pylori test to be granted a CLIA waiver. We launched our second-generation CLIA-waived test, the QuickVue® H. Pylori gIItm test, in August 2000.

We also have other products which include veterinary products as well as clinical laboratory and research tests used in the measurement of circulating immune complexes, complement deficiencies and complement activation.

Recent financial results

Preliminary Fourth Quarter 2010 Revenue Results

For the fourth quarter ended December 31, 2010, we estimate that our total revenues were approximately $31.5 million, as compared to total revenues of $66.6 million for the fourth quarter of the prior year. The decrease in total revenues for the fourth quarter of 2010, as compared to the fourth quarter of the prior year, was primarily due to a significant decrease in sales of our influenza products, in large part based on the unusually high influenza product sales we experienced in the fourth quarter of 2009 driven by the influenza pandemic which took place during that period. Partially offsetting the decrease in total revenues was an increase in sales as a result of our acquisition of DHI. On a sequential basis, our estimated total revenues of $31.5 million for the fourth quarter of 2010 increased as compared to total revenues of $28.2 million for the third quarter ended September 30, 2010. The increase in total revenues for the fourth quarter of 2010 as compared to the third quarter of 2010 was primarily due to only a modest increase in our infectious disease product category.

The financial results set forth above are preliminary, unaudited and subject to completion. As a result, these preliminary results may differ from the results that will be reflected in our audited consolidated financial statements as of and for the year ended December 31, 2010.

Our fourth quarter ended on January 2, 2011; however, for ease of reference, the calendar quarter end date of December 31, 2010 is used herein.

Previous discussions regarding potential private placement

From time to time we evaluate our capital structure and potential sources of capital. We recently engaged in preliminary discussions with an accredited investor regarding a possible equity investment through either a private placement or a registered transaction. On December 15, 2010, we determined to cease any potential offering on a private placement basis due to our belief that market conditions associated with conducting a registered offering were more favorable than a private placement at such time. At such time, we had not established the size of the potential offering or any other terms for the potential private placement. There were no offers to buy or indications of interest at the time of termination. This prospectus supplement and the accompanying prospectus supersede any offering materials or other information provided in connection with the potential private placement.

Corporate information

Our executive offices are located at 10165 McKellar Court, San Diego, California 92121, our telephone number is (858) 552-1100 and our website is www.quidel.com. Our website, and the information contained therein, is not a part of this prospectus supplement.

The offering

The following summary contains basic information about this offering and our common shares. It does not contain all the information that is important to you. For a more complete understanding of our common shares, please refer to the section of this prospectus supplement entitled “Description of capital stock” and of the accompanying prospectus entitled “Description of securities” and our restated certificate of incorporation and amended and restated bylaws, copies of which have been filed with the Securities and Exchange Commission, or SEC, and are available upon request. See the section entitled “Where you can find more information.”

Issuer	Quidel Corporation

Common shares offered by us	4,000,000 shares

Common shares outstanding immediately following this offering(1)	32,513,828 shares

Dividend policy	We have not paid and do not anticipate paying any dividends in the foreseeable future. Our senior credit facility contains certain restrictions on the payment of dividends. Accordingly, our stockholders may not realize a return on their investment unless the trading price of our common shares appreciates.

Use of proceeds	The net proceeds from the sale of our common shares in this offering will be approximately $49.9 million (or approximately $57.4 million if the over-allotment option is exercised in full), after deducting underwriting discounts and commissions and our estimated expenses related to this offering. We expect to use the net proceeds of this offering for working capital and other general corporate purposes, which may potentially include the acquisition or development of new technology, the acquisition of diagnostic or related companies, products or businesses or the repayment of existing indebtedness. For more details, see the sections entitled “Use of proceeds” and “Underwriting.”

NASDAQ global market symbol.	QDEL

Risk factors	Investing in our securities involves risks. See “Risk factors” and other information included in this prospectus supplement and the accompanying prospectus, including information incorporated by reference herein and therein for a discussion of factors you should carefully consider before deciding to invest in our common shares.

(1)	The number of common shares outstanding immediately following this offering is based on 28,513,828 shares outstanding as of December 31, 2010 and assumes no exercise of outstanding stock options or vesting of restricted stock units after that date. This share number excludes:

•	3,166,113 shares issuable upon the exercise of stock options outstanding as of December 31, 2010;

•	412,266 shares underlying restricted stock units outstanding as of December 31, 2010; and

•	2,093,307 shares available for future grants under our equity incentive and employee compensation plans as of December 31, 2010.

Unless the context otherwise requires, all information in this prospectus supplement assumes no exercise of the over-allotment option to purchase additional common shares granted to the underwriter.

Summary consolidated financial data

The following summary consolidated financial information as of and for each of the three years in the period ended December 31, 2009, is derived from our audited consolidated financial statements. The summary consolidated financial information as of and for the nine months ended September 30, 2010 and 2009, is derived from our unaudited condensed consolidated financial statements. In the opinion of our management, the unaudited financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations during the periods and as of the dates presented. Operating results for the nine months ended September 30, 2010 are not necessarily indicative of results that may be expected for the full fiscal year. We have announced certain preliminary financial results for the fourth quarter of 2010. See “Prospectus supplement summary—Recent financial results”.

The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, related notes and other financial information included in our Quarterly report on Form 10-Q for the nine months ended September 30, 2010 and our Annual Report on Form 10-K for the year ended December 31, 2009, each of which is incorporated herein by reference. See “Where you can find more information.” Each of our fiscal quarters end on the Sunday closest to the end of the calendar quarter. For ease of reference, the calendar quarter end dates are used herein.

	Nine months
	ended
	September 30,		Year ended December 31,
(in thousands, except per share data)	2010	2009	2009	2008	2007
	(unaudited)

Consolidated statements of operations
Total revenues	$81,630	$97,685	$164,282	$128,132	$118,065
Costs and expenses
Cost of sales (excludes amortization of intangible assets)	37,678	36,169	55,218	50,206	48,573
Amortization of inventory fair value adjustment from acquisition	1,118	—	—	—	—

Total cost of sales (excludes amortization of intangible assets)	38,796	36,169	55,218	50,206	48,573
Research and development	18,772	9,003	12,526	11,147	12,855
Sales and marketing	18,068	16,538	23,347	20,898	18,491
General and administrative	13,792	12,125	16,783	12,786	13,167
Amortization of intangible assets from acquired businesses	3,743	—	—	—	—
Amortization of intangible assets from licensed technology	972	1,040	1,364	4,476	5,493
Business acquisition and integration costs, and restructuring charges(1)	2,181	2,038	2,495	—	—

Total costs and expenses	96,324	76,913	111,733	99,513	98,579

	Nine months
	ended
	September 30,		Year ended December 31,
(in thousands, except per share data)	2010	2009	2009	2008	2007
	(unaudited)

Operating income (loss)	(14,694)	20,772	52,549	28,619	19,486
Other income (expense)
Interest income	195	299	372	1,686	1,891
Interest expense	(1,655)	(459)	(767)	(671)	(736)
Other income (expense)	—	(5)	(5)	135	(117)

Total other income (expense)	(1,460)	(165)	(400)	1,150	1,038

Income (loss) from continuing operations before provision (benefit) for income taxes	(16,154)	20,607	52,149	29,769	20,524
Provision (benefit) for income taxes	(5,309)	7,831	19,266	10,921	6,893

Income (loss) from continuing operations	(10,845)	12,776	32,883	18,848	13,631

Net income (loss)	$(10,845)	$12,776	$32,883	$18,848	$13,631

Basic earnings (loss) per share:
Continuing operations	$(0.38)	$0.42	$1.10	$0.59	$0.43
Discontinued operations	—	—	—	—	—
Net income (loss)	(0.38)	0.42	1.10	0.59	0.43

Diluted earnings (loss) per share:
Continuing operations	$(0.38)	$0.42	$1.08	$0.58	$0.41
Net income (loss)	(0.38)	0.42	1.08	0.58	0.41
Shares used in basic per share calculation	28,362	30,151	29,964	31,853	32,028
Shares used in diluted per share calculation	28,362	30,547	30,418	32,612	32,996

	As of September 30, 2010
(in thousands)	Actual	As Adjusted
	(unaudited)

Consolidated balance sheet data
Cash, cash equivalents and marketable securities	$7,229	$57,141
Working capital	$38,458	$88,370
Total assets	$213,463	$263,375
Long-term obligations(2)	$85,110	$85,110
Stockholders’ equity	$111,194	$161,106
Common shares outstanding	28,508	32,508

(1)	In March 2009, we announced and implemented a restructuring plan. Such restructuring plan primarily consisted of a workforce reduction (approximately 10% of our total workforce) as well as consolidation of facility space at our Santa Clara, California location.

(2)	At September 30, 2010, we had $72.0 million outstanding under our senior credit facility, which was borrowed in connection with the acquisition of DHI in February 2010.

Risk factors

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed below, together with all of the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including in our Annual Report on Form 10-K and any updates described in our Quarterly Reports on Form 10-Q or other documents filed by us with the SEC. It is not possible to predict or identify all such risks. Consequently, we could also be affected by additional factors that are not presently known to us or that we currently consider to be immaterial to our operations.

Risks related to our business

Our operating results may fluctuate adversely as a result of many factors that are outside our control.

Fluctuations in our operating results, for any reason, could cause our growth or operating results to fall below the expectations of investors and securities analysts. For the nine months ended September 30, 2010, total revenue decreased 16% to $81.6 million from $97.7 million for the nine months ended September 30, 2009. This was largely driven by a decrease in sales of our influenza products as a result of the influenza pandemic which occurred in 2009 which was partially offset by the acquisition of DHI in early 2010 and an increase in our core non-seasonal products as a result of inventory levels normalizing at our distributors during late 2009. Furthermore we have announced certain preliminary financial results for the fourth quarter of 2010. See “Prospectus supplement summary — Recent financial results.”

We base the scope of our operations and related expenses on our estimates of future sales. A significant portion of our operating expenses are fixed, and we may not be able to rapidly adjust our expenses if our sales fall short of our expectations. Our sales estimates for future periods are based, among other factors, on estimated end-user demand for our products. Furthermore, if end-user consumption is less than estimated, sales to our distribution partners would be expected to fall short of expectations.

Factors that are beyond our control and that could affect our sales and other operating results in the future include:

•	seasonal fluctuations in our sales of infectious disease tests, which are generally highest in fall and winter, thus resulting in generally lower operating results in the second calendar quarter and higher operating results in the first, third and fourth calendar quarters;

•	timing of the onset, length and severity of the cold and flu seasons;

•	government and media attention focused on influenza and the related potential impact on humans from novel influenza viruses, such as H1N1 and avian flu;

•	changes in the level of competition, such as would occur if one of our larger and better financed competitors introduced a new or lower priced product to compete with one of our products;

•	changes in the reimbursement systems or reimbursement amounts that end-users rely upon in choosing to use our products;

•	changes in economic conditions in our domestic and international markets, such as economic downturns, decreased healthcare spending, reduced consumer demand, inflation and currency fluctuations;

•	changes in sales levels—because a significant portion of our costs are fixed costs, relatively higher sales would be expected to increase profitability, while relatively lower sales would not reduce costs by the same proportion, and could cause operating losses;

•	lower than anticipated market penetration of our new or more recently introduced products;

•	significant quantities of our product or that of our competitors in our distributors’ inventories or distribution channels; and

•	changes in distributor buying patterns.

Our senior credit facility imposes restrictions on our operations and activities, limits the amount we can borrow, and requires us to comply with various financial covenants.

We currently have a $120.0 million senior secured syndicated credit facility, which matures on October 8, 2013. Our senior credit facility bears interest for base rate loans at a rate equal to (i) the higher of (a) the lender’s prime rate and (b) the Federal funds rate plus one-half of one percent, plus (ii) the applicable rate or for Eurodollar rate loans the interest rate is equal to (i) the Eurodollar rate, plus (ii) the applicable rate. The applicable rate is generally determined in accordance with a performance pricing grid based on our leverage ratio and ranges from 0.50% to 1.75% for base rate loans and from 1.50% to 2.75% for Eurodollar rate loans. The current applicable rate is subject to adjustment, as described in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010. The agreement governing our senior credit facility includes certain customary limitations on our operations and activities, including among others: limitation on liens; limitation on mergers, consolidations and sales of assets; limitation on debt; limitation on dividends, stock redemptions and the redemption and/or prepayment of other debt; limitation on investments (including loans and advances) and acquisitions; limitation on transactions with affiliates; and limitation on annual capital expenditures. We are also subject to financial covenants which include a funded debt to EBITDA ratio (as defined in our senior credit facility, with adjusted EBITDA generally calculated as earnings before, among other adjustments, interest, taxes, depreciation and amortization) not to exceed 3:00 to 1:00 as of the end of each fiscal quarter, and an interest coverage ratio of not less than 3:50 to 1:00 as of the end of each fiscal quarter. If we fail to comply with these restrictions or covenants, our senior credit facility could become due and payable prior to maturity. As of September 30, 2010 we were in compliance with all financial covenants.

During the third quarter of 2010, our senior credit facility was amended to exclude the application of the funded debt to adjusted EBITDA ratio and interest coverage ratio for the measurement date occurring on December 31, 2010. The amendment also increased the applicable interest rate under the credit agreement by 50 basis points commencing on the date of the amendment and remaining effective until the first quarter in 2011 in which we are required to deliver our quarterly compliance certificate showing compliance with both financial covenants. If such compliance is demonstrated, the applicable rate will decrease by 50 basis points.

We may incur significant additional indebtedness. Our indebtedness could be costly or have adverse consequences.

We may incur significant additional indebtedness, subject to the restrictions in our senior credit facility (for which we may obtain waivers). As of December 31, 2010, we had $72.0 million outstanding under our $120 million senior credit facility. Our borrowing capacity can fluctuate from time to time due to, among other factors, our funded debt to adjusted EBITDA ratio as and when measured under the senior credit facility.

Our indebtedness could be costly or have adverse consequences, such as:

•	requiring us to dedicate a substantial portion of our cash flows from operations to payments on our debt;

•	limiting our ability to obtain future financing for working capital, capital expenditures, acquisitions, debt obligations and other general corporate requirements;

•	making us more vulnerable to adverse conditions in the general economy or our industry and to fluctuations in our operating results, including affecting our ability to comply with and maintain any financial tests and ratios required under our indebtedness;

•	limiting our flexibility to engage in certain transactions or to plan for, or react to, changes in our business and the diagnostics industry;

•	putting us at a disadvantage compared to competitors that have less relative and/or less restrictive debt; and

•	subjecting us to additional restrictive financial and other covenants.

We may need to raise additional funds to finance our future capital or operating needs, which could have adverse consequences on our operations and the interests of our stockholders.

Seasonal fluctuations in our operating results could limit the cash we have available for research and development and other operating needs or cause us to fail to comply with the financial covenants in the documents governing our indebtedness. As a result, we may need to seek to raise funds through public or private debt or sale of equity to achieve our business strategy or to avoid non-compliance with our financial covenants. In addition, we may need funds to complete acquisitions, or may issue equity in connection with acquisitions. If we raise funds or acquire other technologies or businesses through issuance of equity, this could dilute the interests of our stockholders. Moreover, the availability of additional capital, whether debt or equity from private capital sources (including banks) or the public capital markets, fluctuates as our financial condition and industry or market conditions in general change. There may be times when the private capital markets and the public debt or equity markets lack sufficient liquidity or when our securities cannot be sold at attractive prices, in which case we would not be able to access capital from these sources on favorable terms, if at all. We can give no assurance as to the terms or availability of additional capital.

To remain competitive, we must continue to develop, obtain and protect our proprietary technology rights; otherwise, we may lose market share or need to reduce prices as a result of competitors selling technologically superior products that compete with our products.

Our ability to compete successfully in the diagnostic market depends on continued development and introduction of new proprietary technology and the improvement of existing technology. If we cannot continue to develop, obtain and protect proprietary technology, our total revenue and gross profits could be adversely affected. Moreover, our current and future licenses may not be adequate for the operation of our business.

Our competitive position is heavily dependent on obtaining and protecting our own proprietary technology or obtaining licenses from others. Our ability to obtain patents and licenses, and their benefits, is uncertain. We have issued patents both in the U.S. and internationally, with expiration dates ranging from the present through approximately 2027. Additionally, we have patent applications pending in various foreign jurisdictions. These pending patent applications may not result in the issuance of any patents, or if issued, may not have priority over others’ applications or may not offer meaningful protection against competitors with similar technology or may not otherwise provide commercial value. Moreover, any patents issued to us may be challenged, invalidated, found unenforceable or circumvented in the future. In addition to our patents in the U.S., we have patents issued in various other countries, including Australia, Canada, Japan and various European countries, including France, Germany, Italy, Spain and the United Kingdom. Third parties can make, use and sell products covered by our patents in any country in which we do not have patent protection. We also license the right to use our products to our customers under label licenses that are for research purposes only. These licenses could be contested and, because we cannot monitor all potential unauthorized uses of our products around the world, we might not be aware of an unauthorized use or might not be able to enforce the license restrictions in a cost-effective manner. In the future, we expect that we will require or desire additional licenses from other parties in order to refine our products further and to allow us to develop, manufacture and market commercially viable or superior products. Also, we may not be able to obtain licenses for technology patented by others and required to produce our products on commercially reasonable terms.

To protect or enforce our patent rights, it may be necessary for us to initiate patent litigation proceedings against third parties, such as infringement suits or interference proceedings. These lawsuits would be expensive, take significant time and would divert management’s attention from other business concerns. In the event that we seek to enforce any of our patents against an infringing party, it is likely that the party defending the claim will seek to invalidate the patents we assert, which could put our patents at risk of being invalidated, held unenforceable or interpreted narrowly, and our patent applications at risk of not being issued. Further, these lawsuits may provoke the defendants to assert claims against us. If we pursue any such claim, we cannot assure you that we will prevail in any of such suits or proceedings or that the damages or other remedies awarded to us, if any, will be commercially valuable.

In addition to our patents, we rely on confidentiality agreements and other similar arrangements with our employees and other persons who have access to our proprietary and confidential information, together with trade secrets and other common law rights, to protect our proprietary and confidential technology. These agreements and laws may not provide meaningful protection for our proprietary technology in the event of unauthorized use or disclosure of such information or in the event that our competitors independently develop technologies that are substantially equivalent or superior to ours. Moreover, the laws of some foreign jurisdictions may not protect intellectual property rights to the same extent as those in the United States. In the event of unauthorized use or disclosure of such information, if we encounter difficulties or are otherwise unable to effectively protect our intellectual property rights domestically or in foreign jurisdictions, our business, operating results and financial condition could be materially and adversely affected.

In order to remain competitive and profitable, we must expend considerable resources to research new technologies and products and develop new markets, and there is no assurance our efforts to develop new technologies, products or markets will be successful or such technologies, products or markets will be commercially viable.

We devote a significant amount of financial resources to researching and developing new technologies, new products and new markets. The development, manufacture and sale of diagnostic products require a significant investment of resources. Moreover, no assurances can be given that our efforts to develop new technologies or products will be successful or that such technologies and products will be commercially viable.

The development of new markets also requires a substantial investment of resources, such as new employees, offices and manufacturing facilities. Accordingly, we are likely to incur increased operating expenses as a result of our increased investment in sales and marketing activities, manufacturing scale-up and new product development associated with our efforts to accomplish our growth strategies.

No assurance can be given that we will be successful in implementing our operational, growth and other strategic efforts. In addition, the funds for our strategic development projects have in the past come primarily from our business operations and a working capital line of credit. If our business slows and we become less profitable, and as a result have less money available to fund research and development, we will have to decide at that time which programs to reduce, and by how much. Similarly, if adequate financial, personnel, equipment or other resources are not available, we may be required to delay or scale back our strategic efforts. Our operations will be adversely affected if our total revenue and gross profits do not correspondingly increase or if our technology, product and market development efforts are unsuccessful or delayed. Furthermore, our failure to successfully introduce new technologies or products and develop new markets could have a material adverse effect on our business and prospects.

We rely on a limited number of key distributors which account for a substantial majority of our total revenue. The loss of any key distributor or an unsuccessful effort by us to directly distribute our products could lead to reduced sales.

Although we have many distributor relationships in the U.S., the market is dominated by a small number of these distributors. Four of our distributors, which are considered to be among the market leaders, collectively accounted for approximately 52%, 57% and 56% of our total revenue for the years ended December 31, 2009, 2008 and 2007, respectively. We had sales to four separate distributors for whom sales to each exceeded 10% of total revenue for the year ended December 31, 2009. These distributors were Cardinal Healthcare Corporation, Physician Sales and Services Corporation, McKesson Corporation and Fisher Scientific Corporation, or Fisher. In addition, we rely on a few key distributors for a majority of our international sales, and expect to continue to do so for the foreseeable future. The loss or termination of our relationship with any of these key distributors could significantly disrupt our business unless suitable alternatives were timely found or lost sales to one distributor are absorbed by another distributor. Finding a suitable alternative to a lost or terminated distributor may pose challenges in our industry’s competitive environment, and another suitable distributor may not be found on satisfactory terms, if at all. For instance, some distributors already have exclusive arrangements with our competitors, and others do not have the same level of penetration into our target markets as our existing distributors. If total revenue to these or any of our other significant distributors were to decrease in any material amount in the future or we are not successful in timely transitioning business to new distributors, our business, operating results and financial condition could be materially and adversely affected.

Our operating results are heavily dependent on sales of our influenza diagnostic tests.

Although we continue to diversify our products, a significant percentage of our total revenues still continue to come from a limited number of our product families. In particular, revenues from the sale of our influenza tests represent a significant portion of our total revenues and are expected to remain so in at least the near future. In addition, the gross margins derived from sales of our influenza tests are significantly higher than the gross margins from our other core products. As a result, if sales or revenues of our influenza tests decline for any reason—whether as a result of market share loss or price pressure, obsolescence, a mild flu season, regulatory matters or any other reason—our operating results would be materially and adversely affected on a disproportionate basis. For the years ended December 31, 2009, 2008 and 2007, sales of our infectious disease products accounted for 78%, 72% and 64%, respectively, of total revenue. The increase in sales of our infectious disease products for the year ended December 31, 2009 was in large part based on the unusually high influenza product sales we experienced in the fourth quarter of 2009 driven by the influenza pandemic which took place during that period.

If we are not able to manage our growth strategy or if we experience difficulties integrating companies or technologies we may acquire after their acquisition, our earnings may be adversely affected.

Our business strategy contemplates further growth, which is likely to result in expanding the scope of operating and financial systems and the geographical area of our operations, including further expansion outside the U.S., as new products and technologies are developed and commercialized or new geographical markets are entered. We acquired DHI in February 2010. We may experience difficulties integrating the operations of DHI and other companies or technologies that we may acquire with our own operations, and as a result we may not realize our anticipated benefits and cost savings within our expected time frame, or at all. Because we have a relatively small executive staff, future growth may also divert management’s attention from other aspects of our business, and will place a strain on existing management and our operational, financial and management information systems. Furthermore, we may expand into markets in which we have less experience or incur higher costs. We expect to need to execute a number of tasks in a timely, efficient and successful manner in order to realize the benefits and cost savings of acquisitions, including retaining and assimilating key personnel, managing the regulatory and reimbursement approval processes, intellectual property protection strategies and commercialization activities, creating uniform standards, controls, procedures, policies and information systems, including with respect to disclosure controls and procedures and internal control over financial reporting, and meeting the challenges inherent in efficiently managing an increased number of employees potentially in different geographic locations, including the need to implement appropriate systems, policies, benefits and compliance programs. Acquisitions may subject us to other risks, including unanticipated costs and expenditures, potential changes in relationships with strategic partners, potential contractual or intellectual property issues, fluctuations in quarterly results and financial condition as a result of timing of acquisitions and potential accounting charges and write-downs, and potential unknown liabilities associated with the strategic combination and the combined operations. Should we encounter difficulties in managing these tasks and risks, our growth strategy may suffer and our revenue and profitability could be adversely affected.

Intellectual property risks and third-party claims of infringement, misappropriation of proprietary rights or other claims against us could adversely affect our ability to market our products, require us to redesign our products or attempt to seek licenses from third parties, and materially adversely affect our operating results. In addition, the defense of such claims could result in significant costs and divert the attention of our management and other key employees.

Companies in or related to our industry often aggressively protect and pursue their intellectual property rights. There are often intellectual property risks associated with developing and producing new products and entering new markets, and we may not be able to obtain, at reasonable cost or upon commercially reasonable terms, if at all, licenses to intellectual property of others that is alleged to be part of such new or existing products. From time to time, we have received, and may continue to receive, notices that claim we have infringed upon, misappropriated or misused other parties’ proprietary rights.

We have hired and will continue to hire individuals or contractors who have experience in medical diagnostics and these individuals or contractors may have confidential trade secret or proprietary information of third parties. We cannot assure you that these individuals or contractors will not use this third-party information in connection with performing services for us or otherwise reveal this third-party information to us. Thus, we could be sued for misappropriation of proprietary information and trade secrets. Such claims are expensive to defend and could divert our attention and result in substantial damage awards and injunctions that could have a material adverse effect on our business, financial condition or results of operations. In addition, to the extent that individuals or contractors apply technical or scientific information independently developed by them to our projects, disputes may arise as to the proprietary rights to such data and may result in litigation.

Moreover, in the past we have been engaged in litigation with parties that claim, among other matters, that we infringed their patents. The defense and prosecution of patent and trade secret claims are both costly and time consuming. We or our customers may be sued by other parties that claim that our products have infringed their patents or misappropriated their proprietary rights or that may seek to invalidate one or more of our patents. An adverse determination in any of these types of disputes could prevent us from manufacturing or selling some of our products, limit or restrict the type of work that employees involved with such products may perform for us, increase our costs of revenue and expose us to significant liability.

As a general matter, our involvement in litigation or in any claims to determine proprietary rights, as may arise from time to time, could materially and adversely affect our business, financial condition and results of operations for reasons such as:

•	pending litigation may of itself cause our distributors or end-users to reduce purchases of our products;

•	it may consume a substantial portion of our managerial and financial resources;

•	its outcome would be uncertain and a court may find any third-party patent claims valid and infringed by our products (issuing a preliminary or permanent injunction) that would require us to withdraw or recall such products from the market, redesign such products offered for sale or under development or restrict employees from performing work in their areas of expertise;

•	governmental agencies may commence investigations or criminal proceedings against our employees, former employees and us relating to claims of misappropriation or misuse of another party’s proprietary rights;

•	an adverse outcome could subject us to significant liability in the form of past royalty payments, penalties, special and punitive damages, the opposing party’s attorney fees, and future royalty payments significantly affecting our future earnings; and

•	failure to obtain a necessary license (upon commercially reasonable terms, if at all) upon an adverse outcome could prevent us from selling our current products or other products we may develop.

Even if licenses to intellectual property rights are available, they can be costly. We have entered into various licensing agreements, which require royalty payments based on specified product sales. Royalty expenses under these licensing agreements collectively totaled $13.5 million, $10.5 million and $9.4 million for the years ended December 31, 2009, 2008 and 2007, respectively. We believe we will continue to incur substantial royalty expenses relating to future sales of our products.

In addition to the foregoing, we may also be required to indemnify some customers, distributors and strategic partners under our agreements with such parties if a third party alleges or if a court finds that our products or activities have infringed upon, misappropriated or misused another person’s proprietary rights. Further, our products may contain technology provided to us by other parties such as contractors, suppliers or customers. We may have little or no ability to determine in advance whether such technology infringes the intellectual property rights of a third party. Our contractors, suppliers and licensors may not be required or financially able to indemnify us in the event that a claim of infringement is asserted against us, or they may be required to indemnify us only up to a maximum amount, above which we would be responsible for any further costs or damages.

Volatility and disruption to the global capital and credit markets may adversely affect our results of operations and financial condition, as well as our ability to access credit and the financial soundness of our customers and suppliers.

Since 2008, the global capital and credit markets have experienced a period of unprecedented turmoil and upheaval, characterized by the bankruptcy, failure, collapse or sale of various financial institutions and an unprecedented level of intervention from the United States federal government. These conditions could adversely affect the demand for our products and services and, therefore, reduce purchases by our customers, which would negatively affect our revenue growth and cause a decrease in our profitability. In addition, interest rate fluctuations, financial market volatility or credit market disruptions may limit our access to capital, and may also negatively affect our customers’ and our suppliers’ ability to obtain credit to finance their businesses. As a result, our customers’ needs and ability to purchase our products or services may decrease, and our suppliers may increase their prices, reduce their output or change their terms of sale. If our customers’ or suppliers’ operating and financial performance deteriorates, or if they are unable to make scheduled payments or obtain credit, our customers may not be able to pay, or may delay payment of, accounts receivable owed to us, and our suppliers may restrict credit or impose different payment terms or reduce or terminate production of products they supply to us. Any inability of customers to pay us for our products and services, or any demands by suppliers for different payment terms, may adversely affect our earnings and cash flow. Additionally, both state and federal government sponsored and private payers, as a result of budget deficits or reductions, may seek to reduce their health care expenditures by renegotiating their contracts with us. Any reduction in payments by such government sponsored or private payers may adversely affect our earnings and cash flow. Declining economic conditions may also increase our costs. If economic conditions remain volatile, our results of operations or financial condition could be adversely affected.

We may not achieve market acceptance of our products among physicians and other healthcare providers, and this would have a negative effect on future sales.

A large part of our business is based on the sale of rapid point-of-care (POC) diagnostic tests that physicians and other healthcare providers can administer in their own facilities without sending samples to central laboratories. Clinical reference laboratories and hospital-based laboratories are significant competitors of ours in connection with these rapid POC diagnostic tests and provide a majority of the diagnostic tests used by physicians and other healthcare providers. Our future sales depend on, among other matters, capture of sales from these laboratories by achieving market acceptance of POC testing from physicians and other healthcare providers. If we do not capture sales at the levels in our budget, our total revenue will not grow as much as we expect and the costs we incur or have incurred will be disproportionate to our sales levels. We expect that clinical reference and hospital-based laboratories will continue to compete vigorously against our POC diagnostic products in order to maintain and expand their existing dominance of the overall diagnostic testing market. Moreover, even if we can demonstrate that our products are more cost-effective, save time, or have better performance, physicians and other healthcare providers may resist changing to POC tests. Our failure to achieve market acceptance from physicians and healthcare providers with respect to the use of our POC diagnostic products would have a negative effect on our future sales growth.

The industry and market segment in which we operate are highly competitive, and intense competition with other providers of POC diagnostic products may reduce our sales and margins.

In addition to competition from laboratories, our POC diagnostic tests compete with similar products made by our competitors. There are a large number of multinational and regional competitors making investments in competing technologies and products, including several large pharmaceutical and diversified healthcare companies. In addition, there has been a trend toward industry consolidation in our markets over the last few years. We may not be able to compete successfully in an increasingly consolidated industry and cannot predict with certainty how industry consolidation will affect our competitors or us. We expect this trend toward industry consolidation may continue as companies attempt to strengthen or hold their market positions in an evolving industry and as companies are acquired or are unable to continue operations. We also face competition from our distributors as some have created, and others may decide to create, their own products to compete with ours. A number of our competitors have a potential competitive advantage because they have substantially greater financial, technical, research and other resources, and larger, more established marketing, sales, distribution and service organizations than we have. These competitors include, among others, Alere Inc. (formerly, Inverness Medical Innovations, Inc.), Beckman Coulter Primary Care Diagnostics, Fisher, Genzyme Diagnostics Corporation, and Becton Dickinson and Company. Moreover, some competitors offer broader product lines and have greater name recognition than we have. If our competitors’ products are more effective than ours or take market share from our products through more effective marketing or competitive pricing, our total revenue and profits could be materially and adversely affected.

Our products are highly regulated by various governmental agencies. Any changes to the existing laws and regulations may adversely impact our ability to manufacture and market our products.

The testing, manufacture and sale of our products are subject to regulation by numerous governmental authorities in the U.S., principally the FDA and corresponding state and foreign regulatory agencies. The FDA regulates most of our products, which are currently all Class I or II devices. The U.S. Department of Agriculture regulates our veterinary products. Our future performance depends on, among other matters, when and at what cost we will receive regulatory approval for new products. In addition, certain of our foreign product registrations are owned or controlled by our international distribution partners, such that any change in our arrangement with such partners could result in the loss of or delay in transfer of any such product registrations, thereby interrupting our ability to sell our products in those markets. Regulatory review can be a lengthy, expensive and uncertain process, making the timing and costs of clearances and approvals difficult to predict. Our total revenue would be negatively affected by failures or delays in the receipt of approvals or clearances, the loss of previously received approvals or clearances or the placement of limits on the marketing and use of our products.

Furthermore, in the ordinary course of business, we must frequently make subjective judgments with respect to compliance with applicable laws and regulations. If regulators subsequently disagree with the manner in which we have sought to comply with these regulations, we could be subjected to substantial civil and criminal penalties, as well as field corrective actions, product recall, seizure or injunction with respect to the sale of our products. The assessment of any civil and criminal penalties against us could severely impair our reputation within the industry and affect our operating results, and any limitation on our ability to manufacture and market our products could also have a material adverse effect on our business.

Changes in government policy could adversely affect our business and profitability.

Changes in government policy could have a significant impact on our business by increasing the cost of doing business, affecting our ability to sell our products and negatively impacting our profitability. Such changes could include modifications to existing legislation, such as U.S. tax policy, or entirely new legislation, such as the recently adopted healthcare reform bill signed into law in the U.S. Although we cannot fully predict the many ways that health care reform might affect our business, the law imposes a 2.3% excise tax on certain transactions, including many U.S. sales of medical devices, which we expect will include U.S. sales of our test kits. This tax is scheduled to take effect in 2013. It is unclear whether and to what extent, if at all, other anticipated developments resulting from health care reform, such as an increase in the number of people with health insurance, may provide us additional revenue to offset this increased tax. If additional revenue does not materialize, or if our efforts to offset the excise tax through spending cuts or other actions are unsuccessful, the increased tax burden would adversely affect our financial performance.

We are subject to numerous government regulations in addition to FDA regulation, and compliance with laws, including changed or new laws, could increase our costs and adversely affect our operations.

In addition to FDA and other regulations referred to above, numerous laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances impact our business operations. If these laws or their interpretation change or new laws regulating any of our businesses are adopted, the costs of compliance with these laws could substantially increase our overall costs. Failure to comply with any laws, including laws regulating the manufacture and marketing of our products, could result in substantial costs and loss of sales or customers. Because of the number and extent of the laws and regulations affecting our industry, and the number of governmental agencies whose actions could affect our operations, it is impossible to reliably predict the full nature and impact of future legislation or regulatory developments relating to our industry and our products. To the extent the costs and procedures associated with meeting new or changing requirements are substantial, our business and results of operations could be adversely affected.

We use hazardous materials in our business that may result in unexpected and substantial claims against us relating to handling, storage or disposal.

Our research and development and manufacturing activities involve the controlled use of hazardous materials. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of hazardous materials. These regulations include federal statutes commonly known as CERCLA, RCRA and the Clean Water Act. Compliance with these laws and regulations is already expensive. If any governmental authorities were to impose new environmental regulations requiring compliance in addition to that required by existing regulations, or alter their interpretation of the requirements of such regulations, such environmental regulations could impair our research, development or production efforts by imposing additional, and possibly substantial, costs or restrictions on our business. In addition, because of the nature of the penalties provided for in some of these environmental regulations, we could be required to pay sizeable fines, penalties or damages in the event of noncompliance with environmental laws. Any environmental violation or remediation requirement could also partially or completely shut down our research and manufacturing facilities and operations, which would have a material adverse effect on our business. The risk of accidental contamination or injury from these hazardous materials cannot be completely eliminated and exposure of individuals to these materials could result in substantial fines, penalties or damages that are not covered by insurance.

Our total revenue could be affected by third-party reimbursement policies and potential cost constraints.

The end-users of our products are primarily physicians and other healthcare providers. In the U.S., healthcare providers such as hospitals and physicians who purchase diagnostic products generally rely on third-party payers, principally private health insurance plans, federal Medicare and state Medicaid, to reimburse all or part of the cost of the procedure. Use of our products would be adversely impacted if physicians and other health care providers do not receive adequate reimbursement for the cost of our products by their patients’ third-party payers. Our total revenue could also be adversely affected by changes or trends in reimbursement policies of these governmental or private healthcare payers. We believe that the overall escalating cost of medical products and services has led to, and will continue to lead to, increased pressures on the healthcare industry, both foreign and domestic, to reduce the cost of products and services. Given the efforts to control and reduce healthcare costs in the U.S. in recent years, currently available levels of reimbursement may not continue to be available in the future for our existing products or products under development. Third-party reimbursement and coverage may not be available or adequate in either the U.S. or foreign markets, current reimbursement amounts may be decreased in the future and future legislation, regulation or reimbursement policies of third-party payers may reduce the demand for our products or adversely impact our ability to sell our products on a profitable basis.

Unexpected increases in, or inability to meet, demand for our products could require us to spend considerable resources to meet the demand or harm our reputation and customer relationships if we are unable to meet demand.

Our inability to meet customer demand for our products, whether as a result of manufacturing problems or supply shortfalls, could harm our customer relationships and impair our reputation within the industry. This, in turn, could have a material adverse effect on our business.

If we experience unexpected increases in the demand for our products, we may be required to expend additional capital resources to meet these demands. These capital resources could involve the cost of new machinery or even the cost of new manufacturing facilities. This would increase our capital costs, which could adversely affect our earnings and cash resources. If we are unable to develop or obtain necessary manufacturing capabilities in a timely manner, our total revenue could be adversely affected. Failure to cost-effectively increase production volumes, if required, or lower than anticipated yields or production problems, including those encountered as a result of changes that we may make in our manufacturing processes to meet increased demand or changes in applicable laws and regulations, could result in shipment delays as well as increased manufacturing costs, which could also have a material adverse effect on our total revenue and profitability.

Unexpected increases in demand for our products could also require us to obtain additional raw materials in order to manufacture products to meet the demand. Some raw materials require significant ordering lead time and we may not be able to timely access sufficient raw materials in the event of an unexpected increase in demand, particularly those obtained from a sole supplier or a limited group of suppliers.

Interruptions in the supply of raw materials and components could adversely affect our operations and financial results.

Some of our raw materials and components are currently obtained from a sole supplier or a limited group of suppliers. We have long-term supply agreements with many of these suppliers, but these long-term agreements involve risks for us, such as our potential inability to obtain an adequate supply of quality raw materials and components and our reduced control over pricing, quality and timely delivery. It is also possible that one or more of these suppliers may become unwilling or unable to deliver materials or components to us. Any shortfall in our supply of raw materials and components, and our inability to quickly and cost-effectively obtain alternative sources for this supply, could have a material adverse effect on our total revenue or cost of sales and related profits.

If one or more of our products is claimed to be defective, we could be subject to claims of liability and harm to our reputation that could adversely affect our business.

A claim of a defect in the design or manufacture of our products could have a material adverse effect on our reputation in the industry and subject us to claims of liability for injuries and otherwise. Any substantial underinsured loss resulting from such a claim would have a material adverse effect on our profitability and the damage to our reputation or product lines in the industry could have a material adverse effect on our business.

We are exposed to business risk which, if not covered by insurance, could have an adverse effect on our results of operations.

We face a number of business risks, including exposure to product liability claims. Although we maintain insurance for a number of these risks, we may face claims for types of damages, or for amounts of damages, that are not covered by our insurance. For example, although we currently carry product liability insurance for liability losses, there is a risk that product liability or other claims may exceed the amount of our insurance coverage or may be excluded from coverage under the terms of our policy. Also, our existing insurance may not be renewed at the same cost and level of coverage as currently in effect, or may not be renewed at all. Further, we do not currently have insurance against many environmental risks we confront in our business. If we are held liable for a claim against which we are not insured or for damages exceeding the limits of our insurance coverage, whether arising out of product liability matters or from some other matter, that claim could have a material adverse effect on our results of operations.

Our business could be negatively affected by the loss of or the inability to hire key personnel.

Our future success depends in part on our ability to retain our key technical, sales, marketing and executive personnel and our ability to identify and hire additional qualified personnel. Competition for these personnel is intense, both in the industry in which we operate and where our operations are located. Further, we expect to grow our operations, and our needs for additional management and other key personnel are expected to increase. If we are not able to retain existing key personnel, or timely identify and hire replacement or additional qualified personnel to meet expected growth, our business could be adversely impacted.

We face risks relating to our international sales, including inherent economic, political and regulatory risks, which could impact our financial performance, cause interruptions in our current business operations and impede our growth.

Our products are sold internationally, with the majority of our international sales to our customers in Japan and Europe. We currently sell and market our products through distributor organizations and sales agents. Sales to foreign customers accounted for 21%, 15% and 14% of our total revenue for the years ended December 31, 2009, 2008 and 2007, respectively. Our international sales are subject to inherent economic, political and regulatory risks, which could impact our financial performance, cause interruptions in our current business operations and impede our international growth. These foreign risks include, among others:

•	compliance with multiple different registration requirements and new and changing registration requirements, our inability to benefit from registration for our products inasmuch as registrations may be controlled by a distributor, and the difficulty in transitioning our product registrations,

•	tariffs or other barriers as we continue to expand into new countries and geographic regions;

•	exposure to currency exchange fluctuations against the U.S. dollar;

•	longer payment cycles, generally lower average selling prices and greater difficulty in accounts receivable collection;

•	reduced protection for, and enforcement of, intellectual property rights;

•	political and economic instability in some of the regions where we currently sell our products or that we may expand into in the future;

•	potentially adverse tax consequences; and

•	diversion to the U.S. of our products sold into international markets at lower prices.

Currently, the majority of our international sales are negotiated for and paid in U.S. dollars. Nonetheless, these sales are subject to currency risks, since changes in the values of foreign currencies relative to the value of the U.S. dollar can render our products comparatively more expensive. These exchange rate fluctuations could negatively impact international sales of our products, as could changes in the general economic conditions in those markets. In order to maintain a competitive price for our products internationally, we may have to continue to provide discounts or otherwise effectively reduce our prices, resulting in a lower margin on products sold internationally. Continued change in the values of the Euro, the Japanese Yen and other foreign currencies could have a negative impact on our business, financial condition and results of operations. We do not currently hedge against exchange rate fluctuations, which means that we are fully exposed to exchange rate changes.

Investor confidence and our share price may be adversely impacted if we or our independent registered public accounting firm conclude that our internal controls over financial reporting are not effective.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring us, as a public company, to include a report of management on our internal controls over financial reporting in our Annual Reports on Form 10-K that contains an assessment by management of the effectiveness of our internal controls over financial reporting. In addition, our independent registered public accounting firm must attest to the effectiveness of our internal controls over financial reporting. How companies are implementing these requirements, including internal control reforms, if any, to comply with Section 404’s requirements, and how independent registered public accounting firms are applying these requirements and testing companies’ internal controls, remain subject to uncertainty. The requirements of Section 404 of the Sarbanes-Oxley Act of 2002 are ongoing. We expect that our internal controls will continue to evolve as our business activities change. Although we seek to diligently and vigorously review our internal controls over financial reporting in an effort to ensure compliance with the Section 404 requirements, any control system, regardless of how well designed, operated and evaluated, can provide only reasonable, not absolute, assurance that its objectives will be met. In addition, the integration of the business and operations of any future acquisitions could heighten the risk of deficiencies in our internal controls, particularly in the case of acquisitions of private companies, which may not have internal controls over financial reporting adequate for public company reporting. If, during any year, our independent registered public accounting firm is not satisfied with our internal controls over financial reporting or the level at which these controls are documented, designed, operated, tested or assessed, or if the independent registered public accounting firm interprets the requirements, rules or regulations differently than we do, then it may issue a report that is qualified. This could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our financial statements and effectiveness of our internal controls, which ultimately could negatively impact the market price of our shares.

Risks related to our common shares

Our stock price has been highly volatile, and an investment in our stock could suffer a significant decline in value.

The market price of our common shares has been highly volatile and has fluctuated substantially in the past. For example, between December 31, 2007 and January 5, 2011, the closing price of our common shares, as reported by the Nasdaq Global Market, has ranged from a low of $7.92 to a high of $20.81. We expect our common shares to continue to be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including the risk factors discussed herein.

In addition, the stock market in general, and the Nasdaq Global Market and the market for healthcare companies in particular, have experienced significant price and volume fluctuations that, at times, have been unrelated or disproportionate to the operating performance of the relevant companies. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of management’s attention and resources.

Future sales or other dilution of our equity could depress the market price of our common shares.

Sales of our common shares in the public market, or the perception that such sales could occur, could negatively impact the market price of our common shares. As of December 31, 2010:

•	approximately 28.5 million of our common shares were issued of which approximately 28.1 million are generally tradable in the public markets without restrictions;

•	approximately 3.2 million of our common shares were issuable upon exercise of outstanding stock options under our various equity incentive plans at a weighted average exercise price of $12.25; and

•	we had approximately 412,000 of our common shares underlying restricted stock units.

We also have a number of institutional stockholders that own significant blocks of our common shares. If one or more of these stockholders were to sell large portions of their holdings in a relatively short time, for liquidity or other reasons, the prevailing market price of our common shares could be negatively affected.

In addition, the issuance of additional common shares, or issuances of securities convertible into or exercisable for our common shares or other equity linked securities, including preferred stock or warrants, will dilute the ownership interest of our common stockholders and could depress the market price of our common shares and impair our ability to raise capital through the sale of additional equity securities.

We may need to seek additional capital. If this additional financing is obtained through the issuance of equity securities, debt convertible into equity or options or warrants to acquire equity securities, our existing stockholders could experience significant dilution upon the issuance, conversion or exercise of such securities.

Our governing documents and rights plan may delay stockholder actions with respect to business combinations or the election of directors, or delay or prevent a sale of the company or changes in management.

Our governing documents and our stockholder rights plan may have the effect of delaying stockholder actions with respect to business combinations or the election of directors, or delaying or preventing a sale of the company or a change in our management, including the following:

•	Our amended and restated bylaws require stockholders to give written notice of any proposal or director nomination to us within a specified period of time prior to any stockholder meeting and do not permit stockholders to call a special meeting of the stockholders, unless such stockholders hold at least 50% of our stock entitled to vote at the meeting.

•	Under our stockholder rights plan, the acquisition of 15% or more of our outstanding common shares by any person or group, unless approved by our Board of Directors, will trigger the right of our stockholders (other than the acquiror of 15% or more of our common shares) to acquire additional common shares, and, in certain cases, the stock of the potential acquiror, at a 50% discount to market price, thus increasing the acquisition cost to a potential acquiror.

•	Our Board of Directors may approve the issuance, without further action by the stockholders, of our preferred shares, and fix the rights and preferences thereof. An issuance of preferred shares with dividend and liquidation rights senior to our common shares or convertible into a large number of our common shares could prevent a potential acquiror from gaining effective economic or voting control.

We do not pay dividends and are restricted by our senior credit facility from paying dividends and repurchasing our shares, which may negatively affect the price of our common shares.

We have not paid dividends on our common shares and do not anticipate paying dividends on our common shares in the foreseeable future. The future price of our common shares may be adversely impacted because we have not paid and do not anticipate paying dividends. In addition, our senior credit facility contains certain restrictions on the payment of cash dividends and the repurchase of common shares, which may negatively impact the price of our common shares.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering. In particular, our management could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common shares. Our failure to apply these funds effectively could have a material adverse effect on our business and could cause the price of our common shares to decline.

Forward-looking statements

Some of the statements contained or incorporated by reference in this prospectus supplement may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act of 1934, as amended, or the Exchange Act, and may involve material risks, assumptions and uncertainties. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially from those that may be described or implied in the forward-looking statements. As such, no forward-looking statement can be guaranteed.

Forward-looking statements, which represent our current expectations or beliefs regarding future events, may include, but are not limited to, statements concerning:

•	our estimates regarding certain financial information relating to the fourth quarter of 2010;

•	our outlook for the fiscal year, including projections about our revenue, gross margins, expenses, cash flows and effective tax rate;

•	the effect the DHI acquisition will have on the seasonality of our business;

•	our initiatives to execute on our business strategy;

•	our intended research and development investments, including our product development focus in the near-term;

•	our projected capital expenditures for the fiscal year and our source of funds for such expenditures;

•	the adequacy of our facilities, and ability to find additional or replacement facilities;

•	the adequacy of our investment policy for cash and cash equivalents;

•	the sufficiency of our liquidity and capital resources;

•	the future impact of deferred tax assets or liabilities;

•	the expected vesting periods of unrecognized compensation expense; and

•	our intention to continue to evaluate technology and company acquisition opportunities.

Differences in actual results and performance may arise as a result of a number of factors including, without limitation:

•	seasonality;

•	the timing of onset, length and severity of cold and flu seasons;

•	the level of success in executing on our strategic initiatives;

•	our reliance on sales of our influenza diagnostic tests;

•	uncertainty surrounding the detection of novel influenza viruses involving human specimens;

•	our ability to comply with the covenants in our senior credit facility;

•	our ability to develop new products and technology;

•	adverse changes in the competitive and economic conditions in domestic and international markets;

•	our reliance on and actions of our major distributors;

•	technological changes and uncertainty with research and technology development, including any future molecular-based technology;

•	the medical reimbursement system currently in place and future changes to that system;

•	manufacturing and production delays or difficulties;

•	adverse regulatory actions or delays in product reviews by the FDA;

•	our ability to comply with FDA, environmental and other regulations;

•	our ability to meet unexpected increases in demand for our products;

•	our ability to execute our growth strategy, including the integration of new companies or technologies;

•	disruptions in the global capital and credit markets;

•	our ability to hire and retain key personnel;

•	intellectual property, product liability, environmental or other litigation;

•	potential requirements to seek patent licenses from third parties to market and sell our products, and the success of such efforts, including required patent license fee payments not currently reflected in our costs;

•	adverse changes in our international markets, including as a result of currency fluctuations, political instability or new or increased tariffs;

•	potential inadequacy of booked reserves and possible impairment of goodwill; and

•	lower than anticipated acceptance, sales or market penetration of our new products.

The risks described under “Risk factors” in this prospectus supplement, together with all of the other documents contained or incorporated by reference in this prospectus supplement, and in other reports that we file with the SEC from time to time, should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this prospectus supplement. Except as required by law, we undertake no obligation to publicly release the results of any revision or update of these forward-looking statements, whether as a result of new information, future events or otherwise.

Use of proceeds

The net proceeds from the sale of our common shares in this offering will be approximately $49.9 million (or approximately $57.4 million if the over-allotment option is exercised in full), after deducting underwriting discounts and commissions and our estimated expenses related to this offering. We expect to use the net proceeds of this offering for working capital and other general corporate purposes, which may potentially include the acquisition or development of new technology, the acquisition of diagnostic or related companies, products or businesses or the repayment of existing indebtedness. We have no current agreements or commitments for any material acquisitions or licenses of any technologies, companies, products or businesses. The amount and timing of our use of proceeds will depend on numerous factors, including the availability of desirable acquisition targets, and our financial performance, and we will retain broad discretion in the allocation and use of the net proceeds of this offering. For more details, see the section entitled “Underwriting.”

Price range of common shares and dividend policy

Our common shares are listed on The NASDAQ Global Market under the symbol “QDEL.” The following table sets forth, for the fiscal quarters indicated, the reported high and low intra-day sales prices per share of our common shares as reported by The NASDAQ Global Market.

	High	Low

Year ended December 31, 2009:
First quarter	$13.67	$7.49
Second quarter	15.00	7.05
Third quarter	18.81	13.23
Fourth quarter	17.50	12.47
Year ended December 31, 2010:
First quarter	$15.63	$12.57
Second quarter	15.46	10.48
Third quarter	13.61	10.84
Fourth quarter	14.59	10.94
Year ending December 31, 2011:
First quarter (through January 5, 2011)	$14.80	$14.24

On January 5, 2011, the last reported sale price of our common shares on The NASDAQ Global Market was $14.43 per share.

As of December 31, 2010, the number of record holders of our common shares was approximately 500.

We have never paid any cash dividends on our common shares, and we do not anticipate paying any cash dividends in the foreseeable future. Our senior credit facility contains certain restrictions on the payment of dividends. Accordingly, our stockholders may not realize a return on their investment unless the trading price of our common shares appreciates.

Description of capital stock

Our authorized capital stock consists of 50,000,000 common shares, par value $0.001 per share, and 5,000,000 preferred shares, par value $0.001 per share. The common shares are divided into two classes, consisting of 47,500,000 voting common shares and 2,500,000 shares of nonvoting Class A Common Stock. We propose to issue voting common shares in this offering. Of the preferred shares, 50,000 preferred shares have been designated as Series C Junior Participating Preferred Stock. We recently eliminated the designation of our Series B Preferred Stock and therefore 4,950,000 preferred shares are currently available for designation by our Board of Directors. Our restated certificate of incorporation does not authorize any other classes of capital stock.

Common shares

As of December 31, 2010, 28,513,828 voting common shares were outstanding and held of record by approximately 500 holders. No shares of the Class A Common Stock are currently outstanding, and we currently have no plans to issue any shares of Class A Common Stock.

Voting. Holders of our voting common shares are entitled to one vote per share for each share held of record on all matters submitted to a vote of common stockholders. Holders of common shares do not have cumulative voting rights.

Dividends. Holders of our common shares are entitled to receive dividends declared by our Board of Directors out of legally available funds.

Other Rights. Holders of our common shares do not have any preemptive, subscription or conversion rights.

Our common shares are listed on The NASDAQ Global Market under the symbol “QDEL.” American Stock Transfer & Trust Company is the Transfer Agent and Registrar for our common shares.

Preferred shares

Our Board of Directors is authorized to issue from time to time, without further vote or action by our stockholders, up to an aggregate of 5,000,000 preferred shares in one or more series and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed on any wholly unissued series of preferred shares, and the number of shares constituting such series and the designation thereof. Our Board of Directors designated, in conjunction with our stockholder rights plan discussed below, 50,000 preferred shares as Series C Junior Participating Preferred Stock. No preferred shares are currently outstanding. We currently have no plans to issue any preferred shares, but we believe that the ability to issue preferred shares without the expense and delay of a special stockholders’ meeting will provide us with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise.

Effect of New Issuance. If our Board of Directors were to issue a new series of preferred stock, the issuance of such shares could:

•	decrease the amount of earnings and assets available for distribution to common stockholders;

•	make removal of our management more difficult;

•	result in further restrictions on the payment of dividends and other distributions to the common stockholders;

•	delay or prevent a change in control of our company; and

•	limit the price that investors are willing to pay in the future for our common shares.

Effect of certain provisions of our governing documents and stockholder rights plan

The provisions of our restated certificate of incorporation, amended and restated bylaws and stockholder rights plan described below may make it more difficult for third parties to acquire control of us.

Preferred Shares. Our Board of Directors has broad discretion with respect to the creation and issuance of any series of preferred shares without stockholder approval, subject to any applicable rights of holders of any preferred shares outstanding at any time. Our Board of Directors could issue preferred shares having voting, dividend and liquidation rights superior to those of our common shares, which among other matters could adversely affect the voting power of the holders of our common shares, including the loss of voting control to others, and delay, defer or prevent a change in control of us without further action by the stockholders. This could discourage an acquisition attempt or other transaction that stockholders might believe to be in their best interests or in which they might receive a premium for their stock over the then market price of our common shares.

Stockholder Rights Plan. We have a stockholder rights plan, which currently provides that one right to purchase a fraction of a share of our Series C Junior Participating Preferred Stock will accompany each outstanding common share. Under certain conditions involving an acquisition by any person or group of 15% or more of our common shares, the rights permit the holders (other than the 15% holder) to purchase our common shares at a 50% discount upon payment of an exercise price of $24 per right. In addition, in the event of certain business combinations, the rights permit the purchase of the common stock of an acquiror at a 50% discount. Under certain conditions, the rights may be redeemed by our Board of Directors at a price of $0.005 per right. The rights have no voting privileges and are attached to and automatically trade with our common shares. The rights will expire on December 31, 2011, unless earlier terminated, triggered, redeemed or exchanged. The terms of the rights are fully described in a Rights Agreement between American Stock Transfer & Trust Company, as rights agent, and us. A copy of the Rights Agreement has been filed with and is publicly available at or from the SEC as described under the heading “Where you can find more information.”

Special Meetings and Advance Notice Provisions. Our amended and restated bylaws provide that special meetings of the stockholders may only be called by stockholders holding 50% or more of the shares entitled to vote at such meeting. In addition, our amended and restated bylaws establish an advance written notice procedure for stockholders seeking to nominate candidates for election to our Board of Directors or for proposing matters which can be acted upon at stockholders’ meetings. As a result, these provisions of our amended and restated bylaws may delay stockholder actions with respect to business combinations or a change in management.

Copies of our restated certificate of incorporation and amended and restated bylaws have been filed with and are publicly available at or from the SEC as described under the heading “Where you can find more information.”

Underwriting

We are offering the common shares described in this prospectus supplement through J.P. Morgan Securities LLC as sole book-running manager and underwriter of the offering. We have entered into an underwriting agreement with the underwriter. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of common shares listed next to its name in the following table:

Number
Name	of Shares

J.P. Morgan Securities LLC	4,000,000

Total	4,000,000

The underwriter is committed to purchase all the common shares offered by us if it purchases any shares, other than the over-allotment option shares described below.

The underwriter proposes to offer the common shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.43395 per share to certain other brokers or dealers. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriter.

The underwriter has an option to buy up to 600,000 additional common shares from us at the public offering price less the underwriting discounts and commissions to cover over-allotments, if any. The underwriter has 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any additional common shares are purchased, the underwriter will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriter has agreed to sell in this offering common shares to certain of our existing stockholders and board members, at the public offering price set forth on the cover page of this prospectus supplement. The underwriter will not receive any underwriting discount or commission on the sale of 1,000,000 of such shares.

The following table shows per share and total underwriting discounts and commissions to be paid to the underwriter (other than in connection with the sale of 1,000,000 common shares to certain of our existing stockholders and board members), assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares.

	Without	With full
	over-allotment	over-allotment
	exercise	exercise

Per share	$0.72325	$0.72325
Total	$2,169,750	$2,603,700

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $525,000.

A prospectus in electronic format may be made available on the web sites maintained by the underwriter, or selling group members, if any, participating in the offering. The underwriter may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter to selling group members that may make Internet distributions on the same basis as other allocations.

We, our directors and executive officers have agreed, subject to specified exceptions, not directly or indirectly to (i) sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Exchange Act, (ii) otherwise dispose of any common shares, options or warrants to acquire common shares, or securities exchangeable or exercisable for or convertible into common shares currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act), or (iii) publicly announce an intention to do any of the foregoing for a period ending on the 90th day after the date of this prospectus supplement without the prior written consent of J.P. Morgan Securities LLC. This restriction terminates after the close of trading of the common shares on and including the 90th day after the date of this prospectus supplement. However, subject to certain exceptions, in the event that either (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as applicable, unless J.P. Morgan Securities LLC waives, in writing, such an extension.

J.P. Morgan Securities LLC may, in its sole discretion and at any time or from time to time before the termination of the 90-day period, without public notice, release all or any portion of the securities subject to lock-up agreements.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.

Our common shares are listed on The Nasdaq Global Market under the symbol “QDEL”.

In connection with this offering, the underwriter may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriter of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriter’s over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriter may close out any covered short position either by exercising its over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriter may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriter creates a naked short position, it will purchase shares in the open market to cover the position.

The underwriter has advised us that, pursuant to Regulation M of the Securities Act, it may also engage in other activities that stabilize, maintain or otherwise affect the price of the common shares.

These activities may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares, and, as a result, the price of our common shares may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, it may discontinue them at any time. The underwriter may carry out these transactions on The Nasdaq Global Market, in the over-the-counter market or otherwise.

In addition, in connection with this offering the underwriter (and selling group members) may engage in passive market making transactions in our common shares on The Nasdaq Global Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on The Nasdaq Global Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common shares during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common shares to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

The underwriter and its affiliates have provided in the past and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, the underwriter and its affiliates may have effected transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Selling restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running manger for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Switzerland

This document does not constitute a prospectus within the meaning of Art. 652a of the Swiss Code of Obligations. Our common shares may not be sold directly or indirectly in or into Switzerland except in a manner which will not result in a public offering within the meaning of the Swiss Code of Obligations. Neither this document nor any other offering materials relating to our common shares may be distributed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offer of our common shares in Switzerland.

Where you can find more information

Quidel Corporation files annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following SEC location:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

You can also obtain copies of these documents at prescribed rates by writing to the Public Reference Room of the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, including Quidel Corporation, who file electronically with the SEC. The address of that web site is www.sec.gov. Unless specifically listed under “Incorporation of certain documents by reference” below, the information contained on the SEC website is not intended to be incorporated by reference in this prospectus supplement and you should not consider that information a part of this prospectus supplement.

Incorporation of certain documents by reference

The SEC allows us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement. This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2009;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010;

•	our Current Reports on Form 8-K filed January 11, 2010, January 22, 2010, February 19, 2010, March 1, 2010, May 14, 2010, September 8, 2010, September 29, 2010 and December 17, 2010 and our Current Report on Form 8-K/A filed March 22, 2010;

•	the description of our common shares contained in the Registration Statement on Form 8-A dated February 28, 1983, including any amendment or report filed for the purpose of updating such description; and

•	the description of our Preferred Stock Purchase Rights contained in our Registration Statement on Form 8-A filed on January 13, 1997, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the sale of all securities offered hereunder or termination of the offering of our common shares described in this prospectus supplement. Nothing in this prospectus supplement shall be deemed to incorporate information furnished but not filed with the SEC.

Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

Robert J. Bujarski, Corporate Secretary
Quidel Corporation
10165 McKellar Court
San Diego, California 92121
Telephone: (858) 552-1100

Statements contained in this prospectus supplement as to the contents of any contract or other documents are not necessarily complete, and in each instance investors are referred to the copy of the contract or other document filed as an exhibit to our filings with the SEC, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of our internal control over financial reporting as of December 31, 2009, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The audited historical financial statements of DHI included in our Current Report on Form 8-K/A, filed on March 22, 2010, which have been incorporated by reference in this prospectus and elsewhere in the registration statement, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Legal matters

Gibson, Dunn & Crutcher LLP of Irvine, California will issue an opinion with respect to the validity of the common shares offered hereby. The underwriter is being represented in connection with this offering by Cooley LLP of San Diego, California.

Prospectus

$150,000,000

Debt securities
Common stock
Preferred stock
Depositary shares
Warrants
Rights
Stock purchase contracts
Stock purchase units
Units

This prospectus provides a general description of the following securities that may be offered hereunder from time to time: Quidel Corporation’s debt securities, common stock, preferred stock, depositary shares, warrants, rights, stock purchase contracts, stock purchase units and units of these securities. The aggregate initial offering price of all securities sold under this prospectus will not exceed $150,000,000 (or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies). Each time we sell securities hereunder, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

The common stock of Quidel Corporation is listed on the Nasdaq Global Market under the symbol “QDEL.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus, in the applicable prospectus supplement we will deliver with this prospectus and in the documents incorporated herein and therein by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 9, 2010.

Unless otherwise indicated or the context otherwise requires, the terms “we,” “us” and “our” refer to Quidel Corporation, a Delaware corporation, and its predecessors and subsidiaries.

The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you.

We have not authorized anyone to give any information or make any representation about us that is different from or in addition to, that contained in this prospectus, including in any of the materials that we have incorporated by reference into this prospectus, any accompanying prospectus supplement, and any free writing prospectus prepared or authorized by us. Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us. Neither the delivery of this prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date hereof or that the information incorporated by reference herein is correct as of any time subsequent to the date of such information.

About this prospectus

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer any combination of the securities described in this prospectus in one or more offerings. The aggregate initial offering price of all securities sold under this prospectus will not exceed $150,000,000 (or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies).

The types of securities that we may offer and sell from time to time by this prospectus are:

•	debt securities of Quidel Corporation;

•	common stock of Quidel Corporation;

•	preferred stock of Quidel Corporation;

•	depositary shares of Quidel Corporation;

•	warrants entitling the holders to purchase common stock, preferred stock or debt securities of Quidel Corporation or other securities being registered;

•	rights to purchase common stock of Quidel Corporation or other securities being registered;

•	stock purchase contracts issued by Quidel Corporation;

•	stock purchase units issued by Quidel Corporation; and

•	units consisting of any of the above securities.

We may issue debt securities convertible into shares of Quidel Corporation’s common stock, preferred stock or other securities being registered. The preferred stock issued may also be convertible into shares of Quidel Corporation common stock, another series of its preferred stock or other securities being registered.

This prospectus provides a general description of the securities we may offer hereunder. Each time we sell securities hereunder, we will describe in a prospectus supplement, which we will deliver with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement, we will include the following information:

•	the type and amount of securities that we propose to sell;

•	the public offering price of the securities;

•	the names of any underwriters, agents or dealers through or to which the securities will be sold;

•	any compensation of those underwriters, agents or dealers;

•	information about any securities exchanges or automated quotation systems on which the securities will be listed or traded;

•	any risk factors applicable to the securities that we propose to sell; and

•	any other material information about the offering and sale of the securities.

In addition, the prospectus supplement may also add, update or change the information contained in this prospectus.

The company

We are a broad based in vitro diagnostics (“IVD”) company and have a leadership position in developing, manufacturing and marketing point-of-care (“POC”) rapid diagnostic tests for the detection and management of a variety of medical conditions and illnesses. These diagnostic testing solutions primarily include applications in infectious diseases and reproductive and women’s health. We sell our products for professional use in physician offices, hospitals, clinical laboratories, reference laboratories, leading universities, retail clinics and wellness screening centers.

We commenced our operations in 1979 and launched our first products, dipstick-based pregnancy tests, in 1984. Since such time, our product base and technology platforms have expanded through internal development and acquisitions of other products, technologies and companies. Our diagnostic solutions aid in the detection and diagnosis of many critical diseases and other medical conditions, including infectious diseases, reproductive and women’s health, autoimmune diseases, bone health, thyroid diseases, and fecal occult blood. In February 2010, we expanded our operations through our acquisition of Diagnostic Hybrids, Inc. (“DHI”), a privately-held, IVD company, based in Athens, Ohio, which is a market leader in the manufacturing and commercialization of U.S. Food and Drug Administration (“FDA”) cleared direct fluorescent IVD assays used in hospital and reference laboratories for a variety of diseases, including certain viral infections and thyroid diseases.

We market our products in the United States through a network of national and regional distributors, and a direct sales force. Internationally, we sell and market primarily in Japan, Europe and the Middle East primarily through distributor arrangements.

Our executive offices are located at 10165 McKellar Court, San Diego, California 92121, our telephone number is (858) 552-1100 and our website is www.quidel.com. Our website, and the information contained therein, is not a part of this prospectus.

Risk factors

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed below, as well as under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in this prospectus and the prospectus supplement, including in our Annual Report on Form 10-K and any updates described in our Quarterly Reports on Form 10-Q or other documents filed by us with the SEC. It is not possible to predict or identify all such risks. Consequently, we could also be affected by additional factors that are not presently known to us or that we currently consider to be immaterial to our operations.

Risks related to our business

Our operating results may fluctuate adversely as a result of many factors that are outside our control.

Fluctuations in our operating results, for any reason, could cause our growth or operating results to fall below the expectations of investors and securities analysts. For the six months ended June 30, 2010, total revenue increased 29% to $53.4 million from $41.5 million for the six months ended June 30, 2009. This was largely driven by the acquisition of DHI in early 2010, an increase in our core non-seasonal products as a result of inventory levels normalizing at our distributors during late 2009, and was partially offset by a decrease in sales of our influenza products as a result of the influenza pandemic that occurred in 2009.

Our sales estimates for future periods are based, among other factors, on estimated end-user demand for our products. Sales to our distribution partners would fall short of expectations if distributor inventories increase because of less than estimated end-user consumption.

Other factors that are beyond our control and that could affect our operating results in the future include:

•	seasonal fluctuations in our sales of infectious disease tests, which are generally highest in fall and winter, thus resulting in generally lower operating results in the second calendar quarter and higher operating results in the first, third and fourth calendar quarters;

•	timing of the onset, length and severity of the cold and flu seasons;

•	government and media attention focused on influenza and the related potential impact on humans from novel influenza viruses, including H1N1 and avian flu;

•	changes in the level of competition, such as would occur if one of our larger and better financed competitors introduced a new or lower priced product to compete with one of our products;

•	changes in the reimbursement systems or reimbursement amounts that end-users rely upon in choosing to use our products;

•	changes in economic conditions in our domestic and international markets, such as economic downturns, decreased healthcare spending, reduced consumer demand, inflation and currency fluctuations;

•	changes in sales levels — because a significant portion of our costs are fixed costs, relatively higher sales would likely increase profitability, while relatively lower sales would not reduce costs by the same proportion, and hence could cause operating losses;

•	lower than anticipated market penetration of our new or more recently introduced products;

•	significant quantities of our product or that of our competitors in our distributors’ inventories or distribution channels; and

•	changes in distributor buying patterns.

Our senior credit facility imposes restrictions on our operations and activities, limits the amount we can borrow, and requires us to comply with various financial covenants. In addition, we may incur significant additional indebtedness. Our indebtedness could be costly or have adverse consequences.

We currently have a $120.0 million senior secured syndicated credit facility, which matures on October 8, 2013. Our senior credit facility bears interest at a rate ranging from 0.50% to 1.75% plus the lender’s prime rate or, at our option, a rate ranging from 1.50% to 2.75% plus the London InterBank Offering Rate. The agreement governing our senior credit facility includes certain customary limitations on our operations and activities, including among others: limitation on liens; limitation on mergers, consolidations and sales of assets; limitation on debt; limitation on dividends, stock redemptions and the redemption and/or prepayment of other debt; limitation on investments (including loans and advances) and acquisitions; limitation on transactions with affiliates; and limitation on annual capital expenditures. We are also subject to financial covenants under the agreement governing our senior credit facility, which include a funded debt to adjusted EBITDA ratio (as defined in our senior credit facility, with adjusted EBITDA generally calculated as earnings before, among other adjustments, interest, taxes, depreciation and amortization), and an interest coverage ratio. If we fail to comply with these restrictions or covenants, our senior credit facility could become due and payable prior to maturity. As of June 30, 2010 we were in compliance with all financial covenants.

In addition, we may incur significant additional indebtedness, subject to the restrictions in our senior credit facility (for which we may obtain waivers). As of June 30, 2010, we had $45.0 million available under our senior credit facility. Availability can fluctuate from time to time due to, among other factors, our funded debt to adjusted EBITDA ratio.

Our indebtedness could be costly or have adverse consequences, such as:

•	requiring us to dedicate a substantial portion of our cash flows from operations to payments on our debt;

•	limiting our ability to obtain future financing for working capital, capital expenditures, acquisitions, debt obligations and other general corporate requirements;

•	making us more vulnerable to adverse conditions in the general economy or our industry and to fluctuations in our operating results, including affecting our ability to comply with and maintain any financial tests and ratios required under our indebtedness;

•	limiting our flexibility to engage in certain transactions or to plan for, or react to, changes in our business and the diagnostics industry;

•	putting us at a disadvantage compared to competitors that have less relative debt; and

•	subjecting us to additional restrictive financial and other covenants.

We may need to raise additional funds to finance our future capital or operating needs, which could have adverse consequences on our operations and the interests of our stockholders.

Seasonal fluctuations in our operating results could limit the cash we have available for research and development and other operating needs or cause us to fail to comply with the financial covenants in the documents governing our indebtedness. As a result, we may need to seek to raise funds through public or private debt or sale of equity to achieve our business strategy or to avoid non-compliance with our financial covenants. In addition, we may need funds to complete acquisitions, or may issue equity in connection with acquisitions. If we raise funds or acquire other technologies or business through issuance of equity, this could dilute the interests of our stockholders. Moreover, the availability of additional capital, whether debt or equity from private capital sources (including banks) or the public capital markets, fluctuates as our financial condition and industry or market conditions in general change. There may be times when the private capital markets and the public debt or equity markets lack sufficient liquidity or when our securities cannot be sold at attractive prices, in which case we would not be able to access capital from these sources on favorable terms, if at all. We can give no assurance as to the terms or availability of additional capital.

To remain competitive, we must continue to develop or obtain proprietary technology rights; otherwise, we may lose market share or need to reduce prices as a result of competitors selling technologically superior products that compete with our products.

Our ability to compete successfully in the diagnostic market depends on continued development and introduction of new proprietary technology and the improvement of existing technology. If we cannot continue to develop, obtain and protect proprietary technology, our total revenue and gross profits could be adversely affected. Moreover, our current and future licenses may not be adequate for the operation of our business.

Our competitive position is heavily dependent on obtaining and protecting our own proprietary technology or obtaining licenses from others. Our ability to obtain patents and licenses, and their benefits, is uncertain. We have issued patents both in the U.S. and internationally, with expiration dates ranging from the present through approximately 2029. Additionally, we have patent applications pending throughout the world. These pending patent applications may not result in the issuance of any patents, or if issued, may not have priority over others’ applications or may not offer meaningful protection against competitors with similar technology. Moreover, any patents issued to us may be challenged, invalidated or circumvented in the future. In addition to our patents in the U.S., we have patents issued in various other countries including, Australia, Canada, Japan and various European countries, including France, Germany, Italy, Spain and the United Kingdom. Third parties can make, use and sell products covered by our patents in any country in which we do not have patent protection. We also license the right to use our products to our customers under label licenses that are for research purposes only. These licenses could be contested and, because we cannot monitor all potential unauthorized uses of our products around the world, we might not be aware of an unauthorized use and might not be able to enforce the license restrictions in a cost-effective manner. Also, we may not be able to obtain licenses for technology patented by others and required to produce our products on commercially reasonable terms.

In order to remain competitive and profitable, we must expend considerable resources to research new technologies and products and develop new markets, and there is no assurance our efforts to develop new technologies or products will be successful or such technologies and products will be commercially viable.

We devote a significant amount of financial resources to researching and developing new technologies, new products and new markets. The development, manufacture and sale of diagnostic products require a significant investment of resources. Moreover, no assurances can be given that our efforts to develop new technologies or products will be successful or that such technologies and products will be commercially viable.

The development of new markets also requires a substantial investment of resources, such as new employees, offices and manufacturing facilities. Accordingly, we are likely to incur increased operating expenses as a result of our increased investment in sales and marketing activities, manufacturing scale-up and new product development associated with our efforts to accomplish our business strategy.

No assurance can be given that we will be successful in implementing our operational, growth and other strategic efforts. In addition, the funds for our strategic development projects have in the past come primarily from our business operations and a working capital line of credit. If our business slows and we become less profitable, and as a result have less money available to fund research and development, we will have to decide at that time which programs to reduce, and by how much. Similarly, if adequate financial, personnel, equipment or other resources are not available, we may be required to delay or scale back our strategic efforts. Our operations will be adversely affected if our total revenue and gross profits do not correspondingly increase or if our technology, product and market development efforts are unsuccessful or delayed. Furthermore, our failure to successfully introduce new products and develop new markets could have a material adverse effect on our business and prospects.

We rely on a limited number of key distributors which account for a substantial majority of our total revenue. The loss of any key distributor or an unsuccessful effort by us to directly distribute our products could lead to reduced sales.

Although we have many distributor relationships in the U.S., the market is dominated by a small group of these distributors. Four of our distributors, which are considered to be among the market leaders, collectively accounted for approximately 52%, 57% and 56% of our total revenue for the years ended December 31, 2009, 2008 and 2007, respectively. We had sales to four separate distributors for whom sales to each exceeded 10% of total revenue for the year ended December 31, 2009. These distributors were Cardinal Healthcare Corporation, Physician Sales and Services Corporation, McKesson Corporation and Fisher Scientific Corporation (“Fisher”). In addition, we rely on a few key distributors for a majority of our international sales, and expect to continue to do so for the foreseeable future. The loss or termination of our relationship with any of these key distributors could significantly disrupt our business unless suitable alternatives were timely found or lost sales to one distributor are absorbed by another distributor. Finding a suitable alternative may pose challenges in our industry’s competitive environment, and another suitable distributor may not be found on satisfactory terms. For instance, some distributors already have exclusive arrangements with our competitors, and others do not have the same level of penetration into our target markets as our existing distributors. If total revenue to these or any of our other significant distributors were to decrease in any material amount in the future or we are not successful in timely transitioning business to new distributors, our business, operating results and financial condition could be materially and adversely affected.

Our operating results are heavily dependent on sales of our influenza diagnostic tests.

Although we continue to diversify our products, a significant percentage of our total revenues still continue to come from a limited number of our product families. In particular, revenues from the sale of our influenza tests represent a significant portion of our total revenues and are expected to remain so in at least the near future. In addition, the gross margins derived from sales of our influenza tests are significantly higher than the gross margins from our other core products. As a result, if sales of our influenza tests decline for any reason — whether as a result of market share loss or price pressure, obsolescence, a mild flu season, regulatory matters or any other reason — our operating results would be materially and adversely affected on a disproportionate basis.

If we are not able to manage our growth strategy or if we experience difficulties integrating companies or technologies we may acquire after their acquisition, our earnings may be adversely affected.

Our business strategy contemplates further growth in the scope of operating and financial systems and the geographical area of our operations, including further expansion outside the U.S., as new products and technologies are developed and commercialized or new geographical markets are entered. As discussed in our Annual Report on Form 10-K for the fiscal year ending December 31, 2009, we acquired DHI on February 19, 2010. We may experience difficulties integrating the operations of DHI and other companies or technologies that we may acquire with our own operations, and as a result we may not realize our anticipated benefits and cost savings within our expected time frame, or at all. Because we have a relatively small executive staff, future growth may also divert management’s attention from other aspects of our business, and will place a strain on existing management and our operational, financial and management information systems. Furthermore, we may expand into markets in which we have less experience or incur higher costs. Acquisitions may subject us to other risks, including unanticipated costs and expenditures, potential changes in relationships with strategic partners, potential contractual or intellectual property issues, and potential accounting charges and write-downs. Should we encounter difficulties in managing these tasks and risks, our growth strategy may suffer and our total revenue and gross profits could be adversely affected.

Intellectual property risks and third-party claims of infringement, misappropriation of proprietary rights or other claims against us could adversely affect our ability to market our products, require us to redesign our products or attempt to seek licenses from third parties, and materially adversely affect our operating results. In addition, the defense of such claims could result in significant costs and divert the attention of our management and other key employees.

Companies in or related to our industry often aggressively protect and pursue their intellectual property rights. There are often intellectual property risks associated with developing and producing new products and entering new markets, and we may not be able to obtain, at reasonable cost or upon commercially reasonable terms, licenses to intellectual property of others that is alleged to be part of such new or existing products. From time to time, we have received, and may continue to receive, notices that claim we have infringed upon, misappropriated or misused other parties’ proprietary rights.

Moreover, in the past we have been engaged in litigation with parties that claim, among other matters, that we infringed their patents. We or our customers may be sued by other parties that claim that our products have infringed their patents or misappropriated their proprietary rights or that may seek to invalidate one or more of our patents. An adverse determination in any of these types of disputes could prevent us from manufacturing or selling some of our products, limit or restrict the type of work that employees involved with such products may perform for us, increase our costs of revenue and expose us to significant liability.

As a general matter, our involvement in litigation or in any claims to determine proprietary rights, as may arise from time to time, could materially and adversely affect our business, financial condition and results of operations for reasons such as:

•	pending litigation may of itself cause our distributors or end-users to reduce purchases of our products;

•	it may consume a substantial portion of our managerial and financial resources;

•	its outcome would be uncertain and a court may find any third-party patent claims valid and infringed by our products (issuing a preliminary or permanent injunction) that would require us to withdraw or recall such products from the market, redesign such products offered for sale or under development or restrict employees from performing work in their areas of expertise;

•	governmental agencies may commence investigations or criminal proceedings against our employees, former employees and us relating to claims of misappropriation or misuse of another party’s proprietary rights;

•	an adverse outcome could subject us to significant liability in the form of past royalty payments, penalties, special and punitive damages and future royalty payments significantly affecting our future earnings; and

•	failure to obtain a necessary license (upon commercially reasonable terms, if at all) upon an adverse outcome could prevent us from selling our current products or other products we may develop.

In addition to the foregoing, we may also be required to indemnify some customers, distributors and strategic partners under our agreements with such parties if a third party alleges or if a court finds that our products or activities have infringed upon, misappropriated or misused another party’s proprietary rights. Further, our products may contain technology provided to us by other parties such as contractors, suppliers or customers. We may have little or no ability to determine in advance whether such technology infringes the intellectual property rights of a third party. Our contractors, suppliers and licensors may not be required or financially able to indemnify us in the event that a claim of infringement is asserted against us, or they may be required to indemnify us only up to a maximum amount, above which we would be responsible for any further costs or damages.

Volatility and disruption to the global capital and credit markets may adversely affect our results of operations and financial condition, as well as our ability to access credit and the financial soundness of our customers and suppliers.

Since 2008, the global capital and credit markets have experienced a period of unprecedented turmoil and upheaval, characterized by the bankruptcy, failure, collapse or sale of various financial institutions and an unprecedented level of intervention from the United States federal government. These conditions could adversely affect the demand for our products and services and, therefore, reduce purchases by our customers, which would negatively affect our revenue growth and cause a decrease in our profitability. In addition, interest rate fluctuations, financial market volatility or credit market disruptions may limit our access to capital, and may also negatively affect our customers’ and our suppliers’ ability to obtain credit to finance their businesses. As a result, our customers’ needs and ability to purchase our products or services may decrease, and our suppliers may increase their prices, reduce their output or change their terms of sale. If our customers’ or suppliers’ operating and financial performance deteriorates, or if they are unable to make scheduled payments or obtain credit, our customers may not be able to pay, or may delay payment of, accounts receivable owed to us, and our suppliers may restrict credit or impose different payment terms. Any inability of customers to pay us for our products and services, or any demands by suppliers for different payment terms, may adversely affect our earnings and cash flow. Additionally, both state and federal government sponsored payers, as a result of budget deficits or reductions, may seek to reduce their health care expenditures by renegotiating their contracts with us. Any reduction in payments by such government sponsored payers may adversely affect our earnings and cash flow. Declining economic conditions may also increase our costs. If economic conditions remain volatile, our results of operations or financial condition could be adversely affected.

We may not achieve market acceptance of our products among physicians and other healthcare providers, and this would have a negative effect on future sales.

A large part of our business is based on the sale of rapid POC diagnostic tests that physicians and other healthcare providers can administer in their own facilities without sending samples to central laboratories. Clinical reference laboratories and hospital-based laboratories are significant competitors of ours in connection with these rapid POC diagnostic tests and provide a majority of the diagnostic tests used by physicians and other healthcare providers. Our future sales depend on, among other matters, capture of sales from these laboratories by achieving market acceptance of POC testing from physicians and other healthcare providers. If we do not capture sales at the levels in our budget, our total revenue will not grow as much as we expect and the costs we have incurred will be disproportionate to our sales levels. We expect that clinical reference and hospital-based laboratories will continue to compete vigorously against our POC diagnostic products in order to maintain and expand their existing dominance of the overall diagnostic testing market. Moreover, even if we can demonstrate that our products are more cost-effective, save time, or have better performance, physicians and other healthcare providers may resist changing to POC tests. Our failure to achieve market acceptance from physicians and healthcare providers with respect to the use of our POC diagnostic products would have a negative effect on our future sales growth.

The industry and market segment in which we operate are highly competitive, and intense competition with other providers of POC diagnostic products may reduce our sales and margins.

In addition to competition from laboratories, our POC diagnostic tests compete with similar products made by our competitors. There are a large number of multinational and regional competitors making investments in competing technologies and products, including several large pharmaceutical and diversified healthcare companies. We also face competition from our distributors since some have created, and others may decide to create, their own products to compete with ours. A number of our competitors have a potential competitive advantage because they have substantially greater financial, technical, research and other resources, and larger, more established marketing, sales, distribution and service organizations than we have. These competitors include, among others, Alere Inc. (formerly, Inverness Medical Innovations, Inc.), Beckman Coulter Primary Care Diagnostics, Fisher, Genzyme Diagnostics Corporation, and Becton Dickinson and Company. Moreover, some competitors offer broader product lines and have greater name recognition than we have. If our competitors’ products are more effective than ours or take market share from our products through more effective marketing or competitive pricing, our total revenue and profits could be materially and adversely affected.

Our products are highly regulated by various governmental agencies. Any changes to the existing laws and regulations may adversely impact our ability to manufacture and market our products.

The testing, manufacture and sale of our products are subject to regulation by numerous governmental authorities in the U.S., principally the FDA and corresponding state and foreign regulatory agencies. The FDA regulates most of our products, which are currently all Class I or II devices. The U.S. Department of Agriculture regulates our veterinary products. Our future performance depends on, among other matters, when and at what cost we will receive regulatory approval for new products. In addition, certain of our foreign product registrations are owned or controlled by our international distribution partners, such that any change in our arrangement with such partners could result in the loss of or delay in transfer of any such product registrations, thereby interrupting our ability to sell our products in those markets. Regulatory approval can be a lengthy, expensive and uncertain process, making the timing and costs of approvals difficult to predict. Our total revenue would be negatively affected by failures or delays in the receipt of approvals or clearances, the loss of previously received approvals or clearances or the placement of limits on the marketing and use of our products.

Furthermore, in the ordinary course of business, we must frequently make subjective judgments with respect to compliance with applicable laws and regulations. If regulators subsequently disagree with the manner in which we have sought to comply with these regulations, we could be subjected to substantial civil and criminal penalties, as well as product recall, seizure or injunction with respect to the sale of our products. The assessment of any civil and criminal penalties against us could severely impair our reputation within the industry and any limitation on our ability to manufacture and market our products could have a material adverse effect on our business.

We are subject to numerous government regulations in addition to FDA regulation, and compliance with changes could increase our costs.

In addition to FDA and other regulations referred to above, numerous laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances impact our business operations. If these laws change or laws regulating any of our businesses are added, the costs of compliance with these laws could substantially increase our overall costs. Failure to comply with any laws, including laws regulating the manufacture and marketing of our products, could result in substantial costs and loss of sales or customers. Because of the number and extent of the laws and regulations affecting our industry, and the number of governmental agencies whose actions could affect our operations, it is impossible to reliably predict the full nature and impact of future legislation or regulatory developments relating to our industry. To the extent the costs and procedures associated with meeting new requirements are substantial, our business and results of operations could be adversely affected.

We use hazardous materials in our business that may result in unexpected and substantial claims against us relating to handling, storage or disposal.

Our research and development and manufacturing activities involve the controlled use of hazardous materials. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of hazardous materials. These regulations include federal statutes commonly known as CERCLA, RCRA and the Clean Water Act. Compliance with these laws and regulations is already expensive. If any governmental authorities were to impose new environmental regulations requiring compliance in addition to that required by existing regulations, these future environmental regulations could impair our research, development or production efforts by imposing additional, and possibly substantial, costs on our business. In addition, because of the nature of the penalties provided for in some of these environmental regulations, we could be required to pay sizeable fines, penalties or damages in the event of noncompliance with environmental laws. Any environmental violation or remediation requirement could also partially or completely shut down our research and manufacturing facilities and operations, which would have a material adverse effect on our business. The risk of accidental contamination or injury from these hazardous materials cannot be completely eliminated and exposure of individuals to these materials could result in substantial fines, penalties or damages that are not covered by insurance.

Our total revenue could be affected by third-party reimbursement policies and potential cost constraints.

The end-users of our products are primarily physicians and other healthcare providers. In the U.S., healthcare providers such as hospitals and physicians who purchase diagnostic products generally rely on third-party payers, principally private health insurance plans, federal Medicare and state Medicaid, to reimburse all or part of the cost of the procedure. Use of our products would be adversely impacted if physicians and other health care providers do not receive adequate reimbursement for the cost of our products by their patients’ third-party payers. Our total revenue could also be adversely affected by changes or trends in reimbursement policies of these governmental or private healthcare payers. We believe that the overall escalating cost of medical products and services has led to, and will continue to lead to, increased pressures on the healthcare industry, both foreign and domestic, to reduce the cost of products and services. Given the efforts to control and reduce healthcare costs in the U.S. in recent years, currently available levels of reimbursement may not continue to be available in the future for our existing products or products under development. Third-party reimbursement and coverage may not be available or adequate in either the U.S. or foreign markets, current reimbursement amounts may be decreased in the future and future legislation, regulation or reimbursement policies of third-party payers may reduce the demand for our products or adversely impact our ability to sell our products on a profitable basis.

Unexpected increases in, or inability to meet, demand for our products could require us to spend considerable resources to meet the demand or harm our reputation and customer relationships if we are unable to meet demand.

Our inability to meet customer demand for our products, whether as a result of manufacturing problems or supply shortfalls, could harm our customer relationships and impair our reputation within the industry. This, in turn, could have a material adverse effect on our business.

If we experience unexpected increases in the demand for our products, we may be required to expend additional capital resources to meet these demands. These capital resources could involve the cost of new machinery or even the cost of new manufacturing facilities. This would increase our capital costs, which could adversely affect our earnings and cash resources. If we are unable to develop or obtain necessary manufacturing capabilities in a timely manner, our total revenue could be adversely affected. Failure to cost-effectively increase production volumes, if required, or lower than anticipated yields or production problems, including those encountered as a result of changes that we may make in our manufacturing processes to meet increased demand or changes in applicable laws and regulations, could result in shipment delays as well as increased manufacturing costs, which could also have a material adverse effect on our total revenue and profitability.

Unexpected increases in demand for our products could also require us to obtain additional raw materials in order to manufacture products to meet the demand. Some raw materials require significant ordering lead time and some are currently obtained from a sole supplier or a limited group of suppliers. We have long-term supply agreements with many of these suppliers, but these long-term agreements involve risks for us, such as our potential inability to obtain an adequate supply of raw materials and components and our reduced control over pricing, quality and timely delivery. It is also possible that one or more of these suppliers may become unwilling or unable to deliver materials to us. Any shortfall in our supply of raw materials and components, and our inability to quickly and cost-effectively obtain alternative sources for this supply, could have a material adverse effect on our total revenue or cost of sales and related profits.

If one or more of our products proves to be defective, we could be subject to claims of liability and harm to our reputation that could adversely affect our business.

A defect in the design or manufacture of our products could have a material adverse effect on our reputation in the industry and subject us to claims of liability for injuries and otherwise. Any substantial underinsured loss resulting from such a claim would have a material adverse effect on our profitability and the damage to our reputation in the industry could have a material adverse effect on our business.

We are exposed to business risk which, if not covered by insurance, could have an adverse effect on our results of operations.

We face a number of business risks, including exposure to product liability claims. Although we maintain insurance for a number of these risks, we may face claims for types of damages, or for amounts of damages, that are not covered by our insurance. For example, although we currently carry product liability insurance for liability losses, there is a risk that product liability or other claims may exceed the amount of our insurance coverage or may be excluded from coverage under the terms of our policy. Also, if we are held liable, our existing insurance may not be renewed at the same cost and level of coverage as currently in effect, or may not be renewed at all. Further, we do not currently have insurance against many environmental risks we confront in our business. If we are held liable for a claim against which we are not insured or for damages exceeding the limits of our insurance coverage, whether arising out of product liability matters or from some other matter, that claim could have a material adverse effect on our results of operations and profitability.

Our business could be negatively affected by the loss of or the inability to hire key personnel.

Our future success depends in part on our ability to retain our key technical, sales, marketing and executive personnel and our ability to identify and hire additional qualified personnel. Competition for these personnel is intense, both in the industry in which we operate and where our operations are located. Further, we expect to grow our operations, and our needs for additional management and other key personnel are expected to increase. If we are not able to retain existing key personnel, or identify and hire additional qualified personnel to meet expected growth, our business could be adversely impacted.

We face risks relating to our international sales, including inherent economic, political and regulatory risks, which could impact our financial performance, cause interruptions in our current business operations and stifle our growth opportunities.

Our products are sold internationally, with the majority of our international sales to our customers in Japan, Europe and the Middle East. We currently sell and market our products by channeling products through distributor organizations and sales agents. Sales to foreign customers accounted for 21%, 15%, and 14% of our total revenue for the years ended December 31, 2009, 2008 and 2007, respectively. Our international sales are subject to inherent economic, political and regulatory risks, which could impact our financial performance, cause interruptions in our current business operations and impede our international growth. These foreign risks include, among others:

•	compliance with multiple different registration requirements and new and changing registration requirements, our inability to benefit from registration for our products inasmuch as registrations may be controlled by a distributor, and the difficulty in the transitioning of our product registrations,

•	tariffs or other barriers as we continue to expand into new countries and geographic regions;

•	exposure to currency exchange fluctuations against the U.S. dollar;

•	longer payment cycles, generally lower average selling prices and greater difficulty in accounts receivable collection;

•	reduced protection for, and enforcement of, intellectual property rights;

•	political and economic instability in some of the regions where we currently sell our products or that we may expand into in the future;

•	potentially adverse tax consequences; and

•	diversion to the U.S. of our products sold into international markets at lower prices.

Currently, all of our international sales are negotiated for and paid in U.S. dollars. Nonetheless, these sales are subject to currency risks, since changes in the values of foreign currencies relative to the value of the U.S. dollar can render our products comparatively more expensive. These exchange rate fluctuations could negatively impact international sales of our products, as could changes in the general economic conditions in those markets. In order to maintain a competitive price for our products internationally, we may have to continue to provide discounts or otherwise effectively reduce our prices, resulting in a lower margin on products sold internationally. Continued change in the values of the Euro, the Japanese Yen and other foreign currencies could have a negative impact on our business, financial condition and results of operations. We do not currently hedge against exchange rate fluctuations, which means that we are fully exposed to exchange rate changes.

Investor confidence and share value may be adversely impacted if we or our independent registered public accounting firm conclude that our internal controls over financial reporting are not effective.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring us, as a public company, to include a report of management on our internal controls over financial reporting in our Annual Reports on Form 10-K that contains an assessment by management of the effectiveness of our internal controls over financial reporting. In addition, our independent registered public accounting firm must attest to the effectiveness of our internal controls over financial reporting. How companies are implementing these requirements, including internal control reforms, if any, to comply with Section 404’s requirements, and how independent registered public accounting firms are applying these requirements and testing companies’ internal controls, remain subject to uncertainty. The requirements of Section 404 of the Sarbanes-Oxley Act of 2002 are ongoing. We expect that our internal controls will continue to evolve as our business activities change. Although we seek to diligently and vigorously review our internal controls over financial reporting in an effort to ensure compliance with the Section 404 requirements, any control system, regardless of how well designed, operated and evaluated, can provide only reasonable, not absolute, assurance that its objectives will be met. In addition, the integration of the business and operations of any future acquisitions could heighten the risk of deficiencies in our internal controls, particularly in the case of acquisitions of private companies, which may not have internal controls over financial reporting adequate for public company reporting. If, during any year, our independent registered public accounting firm is not satisfied with our internal controls over financial reporting or the level at which these controls are documented, designed, operated, tested or assessed, or if the independent registered public accounting firm interprets the requirements, rules or regulations differently than we do, then it may issue a report that is qualified. This could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our financial statements and effectiveness of our internal controls, which ultimately could negatively impact the market price of our shares.

Risks related to our common stock

Our stock price has been highly volatile, and an investment in our stock could suffer a significant decline in value.

The market price of our common stock has been highly volatile and has fluctuated substantially in the past. For example, between December 31, 2007 and June 30, 2010, the closing price of our common stock, as reported by the Nasdaq Global Market, has ranged from a low of $7.92 to a high of $20.84. We expect our common stock to continue to be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including the risk factors discussed herein.

In addition, the stock market in general, and the Nasdaq Global Market and the market for healthcare companies in particular, have experienced significant price and volume fluctuations that, at times, have been unrelated or disproportionate to the operating performance of the relevant companies. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of management’s attention and resources.

Future sales or other dilution of our equity could depress the market price of our common stock.

Sales of our common stock in the public market, or the perception that such sales could occur, could negatively impact the market price of our common stock. As of June 30, 2010:

•	approximately 28.5 million shares of our common stock had been issued in registered offerings and 28.1 million are generally tradable in the public markets without restrictions; and

•	approximately 3.2 million shares of our common stock were issuable upon exercise of outstanding stock options under our various equity incentive plans at a weighted average exercise price of $12.24.

We also have a number of institutional stockholders that own significant blocks of our common stock. If one or more of these stockholders were to sell large portions of their holdings in a relatively short time, for liquidity or other reasons, the prevailing market price of our common stock could be negatively affected.

In addition, the issuance of additional shares of our common stock, or issuances of securities convertible into or exercisable for our common stock or other equity linked securities pursuant to this prospectus, including preferred stock or warrants, will dilute the ownership interest of our common stockholders and could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

We may need to seek additional capital. If this additional financing is obtained through the issuance of equity securities, debt convertible into equity or options or warrants to acquire equity securities, our existing stockholders could experience significant dilution upon the issuance, conversion or exercise of such securities.

Our governing documents and rights plan may delay stockholder actions with respect to business combinations or the election of directors, or delay or prevent a sale of the company or changes in management.

Our governing documents and our stockholder rights plan may have the effect of delaying stockholder actions with respect to business combinations or the election of directors, or delaying or preventing a sale of the company or change in the management, including the following:

•	Our bylaws require stockholders to give written notice of any proposal or director nomination to us within a specified period of time prior to any stockholder meeting and do not permit stockholders to call a special meeting of the stockholders, unless such stockholders hold at least 50% of our stock entitled to vote at the meeting.

•	Under our rights plan, the acquisition of 15% or more of our outstanding common stock by any person or group, unless approved by our board of directors, will trigger the right of our stockholders (other than the acquiror of 15% or more of our common stock) to acquire additional shares of our common stock, and, in certain cases, the stock of the potential acquiror, at a 50% discount to market price, thus significantly increasing the acquisition cost to a potential acquiror.

•	Our board of directors may approve the issuance, without further action by the stockholders, of shares of our preferred stock, and to fix the rights and preferences thereof. An issuance of preferred stock with dividend and liquidation rights senior to our common stock or convertible into a large number of shares of our common stock could prevent a potential acquiror from gaining effective economic or voting control.

We do not pay dividends and this may negatively affect the price of our stock.

We have not paid dividends on our common stock and do not anticipate paying dividends on our common stock in the foreseeable future. The future price of our common stock may be adversely impacted because we have not paid and do not anticipate paying dividends.

Forward-looking statements

Some of the statements contained or incorporated by reference in this prospectus may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and may involve material risks, assumptions and uncertainties. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially from those that may be described or implied in the forward-looking statements. As such, no forward-looking statement can be guaranteed. Differences in actual results and performance may arise as a result of a number of factors including, without limitation, seasonality, the timing of onset, length and severity of cold and flu seasons, the level of success in executing on our strategic initiatives, our reliance on sales of our influenza diagnostic tests, uncertainty surrounding the detection of novel influenza viruses involving human specimens, our ability to develop new products and technology, adverse changes in the competitive and economic conditions in domestic and international markets, our reliance on and actions of our major distributors, technological changes and uncertainty with research and technology development, including any future molecular-based technology, the medical reimbursement system currently in place and future changes to that system, manufacturing and production delays or difficulties, adverse regulatory actions or delays in product reviews by the FDA, compliance with FDA and environmental regulations, our ability to meet unexpected increases in demand for our products, our ability to execute our growth strategy, including the integration of new companies or technologies, disruptions in the global capital and credit markets, our ability to hire key personnel; intellectual property, product liability, environmental or other litigation, potential required patent license fee payments not currently reflected in our costs, potential inadequacy of booked reserves and possible impairment of goodwill, and lower than anticipated acceptance, sales or market penetration of our new products.

The risks described under “Risk Factors” in this prospectus, in the applicable prospectus supplement, together with all of the other documents contained or incorporated by reference in this prospectus and the prospectus supplement, and in other reports that we file with the SEC from time to time, should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this prospectus. Except as required by law, we undertake no obligation to publicly release the results of any revision or update of these forward-looking statements, whether as a result of new information, future events or otherwise.

Use of proceeds

Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds we receive from the sale of the securities offered by this prospectus for general corporate purposes, which may include acquisitions of complementary products, technologies or businesses, the repayment or refinancing of indebtedness, working capital and repurchases and redemptions of securities.

Ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Six Months
	Ended	Year Ended December 31,
	June 30, 2010	2009		2008		2007		2006		2005

Ratio(1)	— (2)	32.41	x	25.26	x	19.00	x	12.16	x	—	(2)

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income, including distributions received from equity investments, before income taxes, interest expensed, interest amortized to cost of sales and income attributable to minority interests. Fixed charges consist of interest incurred, whether expensed or capitalized, including amortization of debt issuance costs, if applicable, and the portion of rent expense deemed to represent interest.

(2)	For the six months ended June 30, 2010 and the year ended December 31, 2005, our earnings were insufficient to cover fixed charges; the amount of additional earnings needed to cover fixed charges for such period was $8.1 million and $5.3 million, respectively.

Description of securities

The following is a general description of the terms and provisions of the securities we may offer and sell by this prospectus. These summaries are not meant to be complete. This prospectus and the applicable prospectus supplement will contain the material terms and conditions of each security. The prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

Debt securities

We may issue debt securities under an indenture to be entered into between us and a trustee chosen by us, qualified to act as such under the Trust Indenture Act and appointed under an indenture. The indenture will be governed by the Trust Indenture Act.

The following is a summary of the indenture. It does not restate the indenture entirely. We urge you to read the indenture. We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part, and we will file the indenture we enter into and the supplemental indentures or authorizing resolutions with respect to particular series of debt securities as exhibits to current or other reports we file with the SEC. See “Where You Can Find More Information” for information on how to obtain copies of the indentures and the supplemental indentures or authorizing resolutions. You may also inspect copies of the documents for the particular series at the office of the trustee. References below to an “indenture” are references to the applicable indenture, as supplemented, under which a particular series of debt securities is issued.

Terms of the debt securities

Our debt securities will be general obligations of Quidel Corporation. We may issue them in one or more series. Authorizing resolutions or a supplemental indenture will set forth the specific terms of each series of debt securities. We will provide a prospectus supplement for each series of debt securities that will describe:

•	the title of the debt securities and whether the debt securities are senior, senior subordinated, or subordinated debt securities;

•	the aggregate principal amount of the debt securities and any limit upon the aggregate principal amount of the series of debt securities, and, if the series is to be issued at a discount from its face amount, the method of computing the accretion of such discount;

•	the percentage of the principal amount at which debt securities will be issued and, if other than the full principal amount thereof, the percentage of the principal amount of the debt securities that is payable if maturity of the debt securities is accelerated because of a default;

•	the date or dates on which principal of the debt securities will be payable and the amount of principal that will be payable;

•	the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, or the method of calculation of such rate or rates, as well as the dates from which interest will accrue, the dates on which interest will be payable and the record date for the interest payable on any payment date;

•	any collateral securing the performance of our obligations under the debt securities;

•	the currency or currencies (including any composite currency) in which principal, premium, if any, and interest, if any, will be payable, and if such payments may be made in a currency other than that in which the debt securities are denominated, the manner for determining such payments, including the time and manner of determining the exchange rate between the currency in which such securities are denominated and the currency in which such securities or any of them may be paid, and any additions to, modifications of or deletions from the terms of the debt securities to provide for or to facilitate the issuance of debt securities denominated or payable in a currency other than U.S. dollars;

•	the place or places where principal, premium, if any, and interest, if any, on the debt securities will be payable and where debt securities that are in registered form can be presented for registration of transfer or exchange;

•	the denominations in which the debt securities will be issuable, if different from $2,000 and multiples of $1,000 in excess thereof;

•	any provisions regarding our right to redeem or purchase debt securities or the right of holders to require us to redeem or purchase debt securities;

•	the right, if any, of holders of the debt securities to convert or exchange them into our common stock or other securities of any kind of us or another obligor, including any provisions intended to prevent dilution of the conversion rights and, if so, the terms and conditions upon which such securities will be so convertible or exchangeable, including the initial conversion or exchange price or rate or the method of calculation, how and when the conversion price or exchange ratio may be adjusted, whether conversion or exchange is mandatory, at the option of the holder or at our option, the conversion or exchange period, and any other provision in relation thereto;

•	any provisions requiring or permitting us to make payments to a sinking fund to be used to redeem debt securities or a purchase fund to be used to purchase debt securities;

•	the terms, if any, upon which debt securities may be senior or subordinated to our other indebtedness;

•	any additions to, modifications of or deletions from the terms of the debt securities with respect to events of default or covenants or other provisions set forth in the indenture for the series to which the supplemental indenture or authorizing resolution relates;

•	whether and upon what terms the debt securities of such series may be defeased or discharged, if different from the provisions set forth in the indenture for the series to which the supplemental indenture or authorizing resolution relates;

•	whether the debt securities will be issued in registered or bearer form and the terms of these forms;

•	whether the debt securities will be issued in whole or in part in the form of a global security and, if applicable, the identity of the depositary for such global security;

•	any provision for electronic issuance of the debt securities or issuance of the debt securities in uncertificated form; and

•	any other material terms of the debt securities, which may be different from the terms set forth in this prospectus.

The applicable prospectus supplement will also describe any material covenants to which a series of debt securities will be subject and the applicability of those covenants to any of our subsidiaries to be restricted thereby, which are referred to herein as “restricted subsidiaries.” The applicable prospectus supplement will also describe provisions for restricted subsidiaries to cease to be restricted by those covenants.

Events of default and remedies

Unless otherwise described in the applicable prospectus supplement, an event of default with respect to any series of debt securities will be defined in the indenture or applicable supplemental indenture or authorizing resolution as being:

•	our failure to pay interest on any debt security of such series when the same becomes due and payable and the continuance of any such failure for a period of 30 days;

•	our failure to pay the principal or premium of any debt security of such series when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

•	our failure or the failure of any restricted subsidiary to comply with any of its agreements or covenants in, or provisions of, the debt securities of such series, or the indenture (as they relate thereto), and such failure continues for a period of 60 days after our receipt of notice of the default from the trustee or from the holders of at least 25 percent in aggregate principal amount of the then outstanding debt securities of that series (except in the case of a default with respect to the provisions of the indenture regarding the consolidation, merger, sale, lease, conveyance or other disposition of all or substantially all of our assets (or any other provision specified in the applicable authorizing resolution or supplemental indenture), which will constitute an event of default with notice but without passage of time);

•	our failure or the failure of any restricted subsidiary to pay final judgments that are non-appealable aggregating in excess of $50 million, net of applicable insurance that has not been denied in writing by the insurer, which judgments are not paid, discharged or stayed for a period of 60 days; or

•	certain events of bankruptcy, insolvency or reorganization occur with respect to us or any restricted subsidiary that is a significant subsidiary (as defined in the indenture).

The indenture will provide that the trustee may withhold notice to the holders of any series of debt securities of any default, except a default in payment of principal, premium, if any, or interest, if any, with respect to such series of debt securities, if the trustee considers it in the interest of the holders of such series of debt securities to do so.

The indenture will provide that if any event of default has occurred and is continuing with respect to any series of debt securities, the trustee or the holders of not less than 25% in principal amount of such series of debt securities then outstanding may declare the principal of all the debt securities of such series to be due and payable immediately. However, the holders of a majority in principal amount of the debt securities of such series then outstanding by notice to the trustee may waive any existing default and its consequences with respect to such series of debt securities, other than any event of default in payment of principal or interest. Holders of a majority in principal amount of the then outstanding debt securities of any series may rescind an acceleration with respect to such series and its consequences, if the rescission would not conflict with any judgment or decree and if all existing events of default with respect to such series have been cured or waived (other than nonpayment of the principal of, or interest on, such series as a result of acceleration).

The holders of a majority of the outstanding principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to such series, subject to limitations specified in the indenture.

Defeasance

The indenture will permit us to terminate all our obligations under the indenture as they relate to any particular series of debt securities, other than the obligation to pay interest, if any, on and the principal of the debt securities of such series and certain other obligations, at any time by:

•	depositing in trust with the trustee, under an irrevocable trust agreement, money or government obligations in an amount sufficient to pay principal of and interest, if any, on the debt securities of such series to their maturity or redemption; and

•	complying with other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

The indenture will also permit us to terminate all of our obligations under the indenture as they relate to any particular series of debt securities, including the obligations to pay interest, if any, on and the principal of the debt securities of such series and certain other obligations, at any time by:

•	depositing in trust with the trustee, under an irrevocable trust agreement, money or government obligations in an amount sufficient to pay principal of and interest, if any, on the debt securities of such series to their maturity or redemption; and

•	complying with other conditions, including delivery to the trustee of an opinion of counsel to the effect that (A) we have received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date such series of debt securities were originally issued, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall state that, holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

In addition, the indenture will permit us to terminate substantially all our obligations under the indenture as they relate to a particular series of debt securities by depositing with the trustee money or government obligations sufficient to pay all principal and interest on such series at its maturity or redemption date if the debt securities of such series will become due and payable at maturity within one year or are to be called for redemption within one year of the deposit.

Transfer and exchange

A holder will be able to transfer or exchange debt securities only in accordance with the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture.

Amendment, supplement and waiver

Without notice to or the consent of any holder, we and the trustee may amend or supplement the indenture or the debt securities of a series to:

•	cure any ambiguity, omission, defect or inconsistency;

•	comply with the provisions of the indenture regarding the consolidation, merger, sale, lease, conveyance or other disposition of all or substantially all of our assets;

•	provide that specific provisions of the indenture shall not apply to a series of debt securities not previously issued or to make a change to specific provisions of the indenture that only applies to any series of debt securities not previously issued or to additional debt securities of a series not previously issued;

•	create a series and establish its terms;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	change or eliminate any of the provisions of the indenture, provided that any such change or elimination shall not become effective with respect to any outstanding debt security of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision;

•	secure the debt securities of any series;

•	issue additional debt securities of any series; provided that such additional debt securities have the same terms as, and be deemed part of the same series of debt securities as, the applicable series of debt securities;

•	evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as necessary to provide for or facilitate the administration of the trust under the indenture by more than one trustee;

•	conform the indenture or the debt securities of any series to this “Description of Securities” or the “Description of the Notes” or “Description of the Securities” section of the applicable prospectus supplement or offering memorandum relating to our offering of such debt securities; and

•	make any change that does not adversely affect the rights of any holder in any material respect.

With the exceptions discussed below, we and the trustee may amend or supplement the indenture or the debt securities of a particular series with the written consent of the holders of at least a majority in principal amount of the debt securities of such series then outstanding. In addition, the holders of a majority in principal amount of the debt securities of such series then outstanding may waive any existing default under, or compliance with, any provision of the debt securities of a particular series or of the indenture relating to a particular series of debt securities, other than any event of default in payment of interest or principal. These consents and waivers may be obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities.

Without the consent of each holder affected, we and the trustee may not:

•	reduce the amount of debt securities of such series whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest, including defaulted interest;

•	reduce the principal of or change the fixed maturity of any debt security or alter the provisions with respect to redemptions or mandatory offers to repurchase debt securities;

•	make any change that adversely affects any right of a holder to convert or exchange any debt security into or for shares of our common stock or other securities, cash or other property in accordance with the terms of such security;

•	modify the ranking or priority of the debt securities;

•	make any change to any provision of the indenture relating to the waiver of existing defaults, the rights of holders to receive payment of principal and interest on the debt securities, or to the provisions regarding amending or supplementing the indenture or the debt securities of a particular series with the written consent of the holders of such series;

•	waive a continuing default or event of default in the payment of principal of or interest on the debt securities; or

•	make any debt security payable at a place or in money other than that stated in the debt security, or impair the right of any holder of a debt security to bring suit as permitted by the indenture.

The right of any holder to participate in any consent required or sought pursuant to any provision of the indenture, and our obligation to obtain any such consent otherwise required from such holder, may be subject to the requirement that such holder shall have been the holder of record of debt securities with respect to which such consent is required or sought as of a record date fixed by us in accordance with the indenture.

Concerning the trustee

The indenture will contain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in specified cases or to realize on property received in respect of any such claim as security or otherwise. The indenture will permit the trustee to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict or resign.

The indenture will provide that in case an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of such person’s own affairs. The trustee may refuse to perform any duty or exercise any right or power under the indenture, unless it receives indemnity satisfactory to it against any loss, liability or expense.

Governing law

The laws of the State of New York will govern the indenture and the debt securities.

Common stock, preferred stock and depositary shares

Our authorized capital stock consists of 50,000,000 shares of common shares, par value $0.001, and 5,000,000 shares of preferred shares, par value $0.001. The common shares are divided into two classes, consisting of 47,500,000 voting shares of common stock and 2,500,000 shares of nonvoting Class A Common Stock. Of the preferred shares, 45,000 have been designated Series B Preferred Stock and 50,000 have been designated as Series C Junior Participating Preferred Stock. Our certificate of incorporation, as amended to date, does not authorize any other classes of capital stock.

Common stock

As of August 30, 2010, 28,514,435 shares of our common stock were outstanding and held of record by approximately 520 holders. No shares of the Class A Common Stock are currently outstanding.

Voting.  Holders of our voting common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of common stockholders. Holders of common stock do not have cumulative voting rights.

Dividends.  Holders of our common stock are entitled to receive dividends declared by the board of directors out of legally available funds.

Other Rights.  Holders of our common stock do not have any preemptive, subscription or conversion rights.

Our common stock is listed on the Nasdaq Global Market under the symbol “QDEL.” American Stock Transfer & Trust Company is the Transfer Agent and Registrar for our common stock.

Preferred stock

Our board of directors is authorized to issue from time to time, without further vote or action by the stockholders, up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed on any wholly unissued series of preferred stock, and the number of shares constituting such series and the designation thereof. Our board of directors designated, in conjunction with our stockholder rights plan discussed below, 50,000 shares of preferred stock as Series C Junior Participating Preferred Stock. No preferred shares are currently outstanding.

We currently have no plans to issue any preferred shares, but we believe that the ability to issue preferred shares without the expense and delay of a special stockholders’ meeting will provide us with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The board of directors could issue preferred shares having voting, dividend and liquidation rights superior to those of the common stock, which could adversely affect the voting power of the holders of common stock, including the loss of voting control to others, and delay, defer or prevent a change in control of us without further action by the stockholders. This could discourage an acquisition attempt or other transaction which stockholders might believe to be in their best interests or in which they might receive a premium for their stock over the then market price of the stock.

Governing documents and rights plan

The provisions of our certificate of incorporation, bylaws and rights plan described below may make it more difficult for third parties to acquire control of us.

Stockholder Rights Plan.  We have a stockholder rights plan, which provides that one right to purchase a fraction of a share of our Series C Junior Participating Preferred Stock will accompany each share of our outstanding common stock. Under certain conditions involving an acquisition by any person or group of 15% or more of the common stock, the rights permit the holders (other than the 15% holder) to purchase our common stock at a 50% discount upon payment of an exercise price of $24 per right. In addition, in the event of certain business combinations, the rights permit the purchase of the common stock of an acquiror at a 50% discount. Under certain conditions, the rights may be redeemed by our board of directors at a price of $0.005 per right. The rights have no voting privileges and are attached to and automatically trade with our common stock. The rights will expire on December 31, 2011, unless earlier triggered, redeemed or exchanged. The terms of the rights are fully described in a Rights Agreement between American Stock Transfer & Trust Company, as rights agent, and us. A copy of the Rights Agreement has been filed with and is publicly available at or from the SEC as described under the heading “Where You Can Find More Information.”

Special Meetings and Advance Notice Provisions.  Our bylaws provide that special meetings of the stockholders may only be called by stockholders holding 50% or more of the shares entitled to vote at such meeting. In addition, our bylaws establish an advance written notice procedure for stockholders seeking to nominate candidates for election to the board of directors or for proposing matters which can be acted upon at stockholders’ meetings. As a result, these provisions of our bylaws may delay stockholder actions with respect to business combinations or a change in management.

Copies of our certificate of incorporation and bylaws, each as amended, have been filed with and are publicly available at or from the SEC as described under the heading “Where You Can Find More Information.”

Depositary shares

We may, at our option, elect to offer fractional shares of either preferred stock or a new series of common stock, rather than full shares of preferred stock or common stock (as applicable). If we exercise this option, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of either a share of the particular series of preferred stock or common stock.

The shares of any series of preferred stock or common stock (as applicable) underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us and identified in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion, to the applicable fraction of a share of preferred stock or common stock (as applicable) underlying that depositary share, and to all the rights and preferences of the preferred stock or common stock (as applicable) underlying that depositary share. Those rights include proportionate dividend, voting, redemption and liquidation rights. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be issued to those persons purchasing the fractional shares of preferred stock or common stock (as applicable) underlying the depositary shares, in accordance with the terms of the offering.

We will describe in the applicable prospectus supplement the terms of the deposit agreement and the rights of the holders of the depositary shares, among other matters.

Effect of new issuance

If the board were to issue a new series of common stock or preferred stock, the issuance of such shares could:

•	decrease the amount of earnings and assets available for distribution to existing common stockholders;

•	make removal of the present management more difficult;

•	result in restrictions upon the payment of dividends and other distributions to the existing common stockholders;

•	delay or prevent a change in control of our company; and

•	limit the price that investors are willing to pay in the future for our existing common stock.

Warrants

We may issue warrants for the purchase of our debt securities, common stock, preferred stock or other securities registered hereunder or units of two or more of these types of securities. Warrants may be issued independently or together with debt securities, common stock or preferred stock or other securities registered hereunder and may be attached to or separate from these securities. Each series of warrants will be issued under a separate warrant agreement. We will distribute a prospectus supplement with regard to each issue or series of warrants. Each such prospectus supplement will describe:

•	the title of the warrants;

•	the aggregate number of warrants to be issued and currently outstanding, if any;

•	the price or prices at which the warrants will be issued;

•	the number or principal amount of securities purchasable upon exercise of the warrants and the exercise price of each warrant;

•	the procedures and conditions relating to the exercise of the warrants including:

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	the maximum or minimum number of the warrants which may be exercised at any time; and

•	any limitations relating to the exchange and exercise of such warrants;

•	in the case of warrants to purchase our preferred stock, common stock or depositary shares, any provisions for adjustment of the number or amount of shares of our preferred stock, common stock or depositary shares receivable upon exercise of the warrants or the exercise price of the warrants;

•	in the case of warrants to purchase preferred stock, the designation, stated value and terms, such as liquidation, dividend, conversion and voting rights, of the series of preferred stock purchasable upon exercise of the warrants;

•	if applicable, the number of warrants issued with each other security, and the date on and after which the warrants and the related securities will be separately transferable;

•	if applicable, a discussion of any material federal income tax considerations; and

•	any other material terms of such warrants.

Exercise of warrants

Each warrant will entitle the holder of the warrant to purchase the securities, at the exercise price as shall be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants. Warrants may be exercised at any time up to the close of business at the location and on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchased upon such exercise. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of the securities purchasable upon exercise, including:

•	in the case of warrants for the purchase of debt securities, the right to receive payments of principal of, or any premium or interest on, the debt securities purchasable upon exercise, or to enforce covenants in the applicable indenture; and

•	in the case of warrants for the purchase of preferred stock or common stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

Certificates for warrants to purchase securities will be exchangeable for new warrant certificates of different denominations to the extent set forth in the prospectus supplement.

Rights

We may issue rights to purchase common stock, preferred stock or other securities registered hereunder that we may offer to our stockholders. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights that we offer will include specific terms relating to the offering, including, among other matters:

•	the date of determining the security holders entitled to the rights distribution;

•	the aggregate number of rights issued and the aggregate number of shares of common stock, preferred stock or other securities purchasable upon exercise of the rights;

•	the exercise price;

•	the conditions to completion of the rights offering;

•	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and

•	if applicable, a discussion of any material federal income tax considerations.

Each right would entitle the holder of the rights to purchase for cash the principal amount of shares of common stock, preferred stock or other securities at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business at the location and on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than our security holders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

Stock purchase contracts and stock purchase units

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number or variable number of shares of common stock, preferred stock or other securities registered hereunder at a future date or dates. The consideration per security may be fixed at the time stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of a stock purchase contract and our debt securities, preferred stock, depositary shares, any other securities described in the applicable prospectus supplement. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units. Material federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will be discussed in the related prospectus supplement.

Units

We may issue units, which will consist of one or more stock purchase contracts, warrants, debt securities, depositary shares, rights, preferred stock, common stock or any combination thereof. The applicable prospectus supplement for any units will describe:

•	all terms of the units and of the securities or any combination thereof comprising the units, including whether and under what circumstances the securities comprising the units may or may not be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

Plan of distribution

The securities that may be offered by this prospectus may be sold:

•	through agents;

•	to or through underwriters;

•	to or through broker-dealers (acting as agent or principal);

•	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange, or otherwise;

•	directly to purchasers, through a specific bidding or auction process or otherwise; or

•	through a combination of any such methods of sale.

Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us, from the purchasers of the securities or from both us and the purchasers. Any underwriters, dealers, agents or other investors participating in the distribution of the securities may be deemed to be “underwriters,” as that term is defined in the Securities Act, and compensation and profits received by them on sale of the securities may be deemed to be underwriting commissions, as that term is defined in the rules promulgated under the Securities Act.

Each time the securities are offered by this prospectus, the prospectus supplement, if required, will set forth:

•	the name of any underwriter, dealer or agent involved in the offer and sale of the securities;

•	the terms of the offering;

•	any discounts concessions or commissions and other items constituting compensation received by the underwriters, broker-dealers or agents;

•	any over-allotment option under which any underwriters may purchase additional securities from us;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges on which the securities may be listed; and

•	the anticipated date of delivery of the securities.

The securities may be sold at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The distribution of securities may be effected from time to time in one or more transactions, by means of one or more of the following transactions, which may include cross or block trades:

•	transactions on the Nasdaq Global Market or any other organized market where the securities may be traded;

•	in the over-the-counter market;

•	in negotiated transactions;

•	through put or call option transactions relating to the securities;

•	under delayed delivery contracts or other contractual commitments; or

•	a combination of such methods of sale.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. This prospectus and the prospectus supplement will be used by the underwriters to resell the securities.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or “FINRA,” the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the offering proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement.

If 5% or more of the net proceeds of any offering of securities made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such FINRA member, the offering will be conducted in accordance with FINRA Rule 5121.

To comply with the securities laws of certain states, if applicable, the securities offered by this prospectus will be offered and sold in those states only through registered or licensed brokers or dealers.

Agents, underwriters and dealers may be entitled under agreements entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. The prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their respective affiliates may be customers of, engage in transactions with or perform services for us in the ordinary course of business. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

Our common stock is listed on the Nasdaq Global Market. Unless otherwise specified in the applicable prospectus supplement, each other class or series of securities issued will be a new issue with no established trading market. We may elect to list any other class or series of securities on any exchange, but we are not currently obligated to do so. It is possible that one or more underwriters, if any, may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Certain persons participating in the offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. We make no representation or prediction as to the direction or magnitude of any effect that such transactions may have on the price of the securities. For a description of these activities, see the information under the heading “Underwriting” in the applicable prospectus supplement.

Concurrently with any offering of debt securities that are convertible into or exercisable or exchangeable for our common stock, we may offer from time to time our common stock by means of a separate prospectus supplement. In addition, we may agree to loan common stock to affiliates of the underwriters, dealers or agents for such debt securities or common stock, which affiliates we refer to as the “share borrowers,” pursuant to a share lending agreement to be described in the applicable prospectus supplement. Such share borrowers may use the borrowed shares or the proceeds therefrom to facilitate transactions by which investors in the debt securities may hedge their investments in such debt securities. In connection with facilitating those transactions, the share borrowers and their affiliates may receive customary, negotiated fees from investors.

In connection with any offering of debt securities that are convertible into or exercisable or exchangeable for our common stock, we may enter into convertible debt security hedge transactions with affiliates of the underwriters. Such convertible debt security hedge transactions may reduce the potential dilution to us upon conversion of such debt securities. We may apply a portion of the net proceeds from the sale of the debt securities to pay the cost of such convertible debt security hedge transactions.

In connection with establishing an initial hedge of these transactions, the hedge counterparty or its affiliates may enter into various derivative transactions with respect to our common stock, concurrently with or shortly after the pricing of such debt securities. These activities could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or shortly after the pricing of such debt securities.

In addition, the hedge counterparty or its affiliates will likely modify its hedge position following the pricing of such debt securities from time to time by entering into or unwinding various derivative transactions and/or purchasing or selling our common stock in secondary market transactions prior to the maturity of such debt securities (including during any settlement period in respect of any conversion of such debt securities). The effect, if any, of any of these transactions and activities on the market price of our common stock or such debt securities will depend in part on market conditions and cannot be ascertained at this time. Any of these activities could impact the price of our common stock and the value of such debt securities and, as a result, the value of the consideration and the number of shares, if any, that an investor would receive upon conversion of such debt securities and, under certain circumstances, such investor’s ability to convert such debt securities.

Where you can find more information

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC registering the securities that may be offered and sold hereunder. The registration statement, including exhibits thereto, contains additional relevant information about us and these securities that, as permitted by the rules and regulations of the SEC, we have not included in this prospectus. A copy of the registration statement can be obtained at the address set forth below or at the SEC’s website as noted below. You should read the registration statement for further information about us and these securities.

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following SEC location:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a web site that contains reports, proxy statements, information statements and other information about issuers, like Quidel Corporation, who file electronically with the SEC. The address of that web site is www.sec.gov. The website, and, except as expressly incorporated herein, the information contained therein, is not a part of this prospectus.

Incorporation of certain documents by reference

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2009;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010;

•	our Current Reports on Form 8-K filed January 11, 2010, January 22, 2010, February 19, 2010, March 1, 2010, May 14, 2010 and September 8, 2010 and our Current Report on Form 8-K/A filed March 22, 2010;

•	the description of our common stock contained in the Registration Statement on Form 8-A dated February 28, 1983, including any amendment or report filed for the purpose of updating such description; and

•	the description of our Preferred Stock Purchase Rights contained in our Registration Statement on Form 8-A filed on January 13, 1997, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference all documents that we file with the SEC on or after the effective time of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the sale of all securities registered hereunder or termination of the registration statement. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in the applicable prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

Robert J. Bujarski, Corporate Secretary
Quidel Corporation
10165 McKellar Court
San Diego, California 92121
(858) 552-1100

Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance investors are referred to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of our internal control over financial reporting as of December 31, 2009, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The audited historical financial statements of DHI included in Quidel Corporation’s Current Report on Form 8-K/A dated March 22, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Legal matters

Gibson, Dunn & Crutcher LLP of Los Angeles and Irvine, California has issued an opinion with respect to the validity of the securities to be offered and sold by this prospectus. If counsel for any underwriters passes on legal matters in connection with an offering of the securities described in this prospectus, we will name that counsel in the prospectus supplement relating to that offering.

4,000,000 shares

Common stock
Prospectus supplement

J.P. Morgan

January 6, 2011

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or any free writing prospectus that we or the underwriter provide you in connection with the offering. We take no responsibility for, and cannot provide any assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our common shares or possession or distribution of this prospectus supplement in that jurisdiction. Persons who come into possession of this prospectus supplement in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement applicable to that jurisdiction.